     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 3, 1999


                                                      REGISTRATION NO. 333-68317

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                AMENDMENT NO. 3
                                       TO
                                   FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                              PENNACO ENERGY, INC.
       (Exact Name of Small Business Issuer As Specified In Its Charter)

             NEVADA                             1311                      88-0384598
 (State or other jurisdiction of    (Primary Standard Industrial       (I.R.S. Employer
 incorporation or organization)     Classification Code Number)     Identification Number)

                            ------------------------

                          1050 17TH STREET, SUITE 700
                             DENVER, COLORADO 80265
                                 (303) 629-6700
    (Address, including zip code, and telephone number, including area code, of Registration's principal executive offices)

              PAUL M. RADY, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              PENNACO ENERGY, INC.
                          1050 17TH STREET, SUITE 700
                             DENVER, COLORADO 80265
                                 (303) 629-6700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:
                                DAVID P. OELMAN
                             ANDREWS & KURTH L.L.P.
                             600 TRAVIS, SUITE 4200
                              HOUSTON, TEXAS 77002
                           --------------------------

      APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED AUGUST 3, 1999.


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                              PENNACO ENERGY, INC.

                                3,296,165 SHARES
                                  COMMON STOCK

                               ------------------

THE COMPANY:

-  We are an independent natural gas and oil exploration and production company.

-  Our address is:
 Pennaco Energy, Inc.
 1050 17th Street
 Suite 700
 Denver, Colorado 80265
 (303) 629-6700

THE SECURITIES AND THE OFFERING:

-  3,296,165 shares of common stock.

- All of the common stock offered for resale through this prospectus is being sold by some of our stockholders. We will receive no proceeds from this offering.

- Our common stock is listed on the American Stock Exchange under the symbol "PN." The last reported sales price of the common stock on July 30, 1999 was $11.5625.

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
Prospectus Summary....................................................     3
Risk Factors..........................................................     7
Use of Proceeds.......................................................    11
Price Range of Common Stock...........................................    11
Dividend Policy.......................................................    11
Plan of Operation.....................................................    12
Business..............................................................    14
Description of Property...............................................    21
Management............................................................    26
Certain Relationships and Related Transactions........................    32
Principal and Selling Stockholders....................................    33
Description of Securities.............................................    34
Plan of Distribution..................................................    35
Experts...............................................................    36
Legal Matters.........................................................    37
Changes In and Disagreements with Accountants.........................    37
Where to Find More Information........................................    37
Financial Statements..................................................   F-1

                            ------------------------

    As used in this prospectus, (a) any reference to the "Company," "Pennaco," "we," "our" or "ours" means Pennaco Energy, Inc. and (b) the "Stock" means the common stock of the Company, par value $.001, being resold through this prospectus.

                            ------------------------

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE COMMON STOCK OFFERED FOR RESALE THROUGH THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION AND THE FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS.

PENNACO ENERGY, INC.

    Pennaco Energy, Inc. is an independent, development stage exploration and production company. Our current operations are completely focused on the acquisition, development and production of natural gas from coal bed methane properties in the Rocky Mountain region of the United States. We are one of the largest holders of oil and gas leases covering coal bed methane properties in the Powder River Basin of northeastern Wyoming and southeastern Montana. As of March 1, 1999, we owned oil and gas lease rights with respect to approximately 311,800 net acres in the Powder River Basin in northeastern Wyoming and southeastern Montana.

    We initiated our drilling program on November 15, 1998 and had drilled 280 gross (246 net) wells by July 29, 1999. Gross wells represent the total number of wells in which we have an interest. Net wells represent the aggregate net working interest that we own in all of our wells. We have drilled 242 wells in our South Gillette Area with an average 93% working interest and 38 wells in the Pennaco/ CMS area of mutual interest with an average 50% working interest. We operate all of the 242 wells drilled in the South Gillette Area and 19 of the wells drilled in the Pennaco/CMS area of mutual interest. We plan to spend $18 million in 1999 to drill approximately 460 net coal bed methane wells. There can be no assurance that we will have sufficient funds to drill all of these wells, that it will be economic to do so or that these wells will ultimately be productive. The wells we have drilled to date have each taken an average of three days to drill and are either producing or in various stages of completion awaiting construction of gathering and compression systems and connection to a pipeline.

    We flow tested most of the 32 wells which were drilled as of December 31, 1998. These tests resulted in the calculation of proved non-producing reserves as reviewed by our third party reserve engineers. At December 31, 1998, we had estimated net proved reserves of 18.1 Bcfe, or billion cubic feet equivalent, with present value of estimated future net revenues before income taxes (utilizing a 10% discount rate) of $8.5 million and a standardized measure of discounted future net cash flows of $6.1 million. Natural gas constituted 100% of our estimated net proved reserves, all of which were located in the Powder River Basin and 30% of which were developed but non-producing at year-end. We operate all of the wells on our proved developed properties.

    We commenced initial gas production in April of 1999. Our net working interest gas production is approximately 11 MMcf, or million cubic feet, per day from 94 producing wells. While we believe that we have assembled an attractive acreage position, we cannot guarantee that our acreage contains significant amounts of natural gas reserves nor that our reserves can or will be economically developed.

CMS TRANSACTION

    On October 23, 1998, we signed a definitive purchase and sale agreement with CMS Energy Corporation's exploration and production unit, CMS Oil and Gas Company, whereby CMS Oil and Gas Company acquired an undivided 50% working interest in approximately 492,000 net acres of our leasehold position in the Powder River Basin for $28 million in cash. The first closing occurred on November 20, 1998 and the second closing occurred on January 15, 1999. We acquired the leasehold position which was conveyed to CMS in the CMS transaction for approximately $7.0 million. Since the announcement of our agreement with CMS in October 1998, the jointly owned leasehold contained in the area of mutual interest has increased from 492,000 net acres to approximately 560,000 net acres through additional acreage purchases.

    The CMS agreement provides for the development of our lease acreage within the area of mutual interest with Pennaco and CMS each operating approximately 50% of the wells to be drilled. As is customary in oil and gas leasehold transactions, the agreement provides for the adjustment of the purchase price for title defects discovered prior to closing and for the opportunity for one party to participate in acquisitions made by the other party in the area of mutual interest defined in the agreement. As of July 6, 1999, $0.3 million of the proceeds remained in escrow in the event certain title defects could not be cured. Under the terms of the agreement, we will also receive from CMS approximately $0.5 million for CMS's share of approximately 68,000 net acres acquired by Pennaco in the area of mutual interest since the announcement of the transaction. The agreement also provides for a preferential purchase right to the other party in the event either CMS or Pennaco attempts to sell all or a portion of its interest in the acreage covered by the agreement. There is no preferential purchase right in the event that either party enters into a merger, reorganization or consolidation. All of the leases in the area of mutual interest are dedicated to CMS Gas Transmission and Storage, an affiliate of CMS Oil and Gas, for gathering, compression and transportation.

GAS GATHERING, COMPRESSION, MARKETING AND TRANSPORTATION

    We plan to continue to focus our capital spending on drilling, well completion, production and land acquisition activities rather than gas gathering and compression operations. Accordingly, we will utilize third party gathering services to gather, compress and transport our natural gas from the wellhead to market in return for gathering and compression fees. We recently entered into an agreement with Bear Paw Energy under which Bear Paw Energy will construct, own and operate gas gathering systems as well as provide gas gathering and compression services to Pennaco outside of the CMS area of mutual interest in our South Gillette Area.

    Production growth in the Powder River Basin is currently impeded by a natural gas pipeline bottleneck which restricts the movement of natural gas out of the basin. Four pipeline construction and expansion projects which will serve the Powder River Basin have been announced and are underway. On December 23, 1998, CMS Gas Transmission and Storage, Enron Capital and Trade Resources Corporation, Western Gas and Colorado Interstate Gas Company, a subsidiary of The Coastal Corporation, jointly announced the formation of Fort Union Gas Gathering, LLC. Fort Union is building a 106 mile, 24 inch gathering pipeline to gather coal bed methane gas in the Powder River Basin for delivery to interstate pipeline interconnects near Glenrock, Wyoming. The new gathering line is expected to have an initial capacity of approximately 450 MMcf per day of natural gas and can be expanded with additional compression to 700 MMcf per day. Construction is nearing completion and operations are scheduled to commence on or about September 1, 1999.

    In September 1998, KN Energy, Inc. and Devon Energy Corporation announced the formation of Thunder Creek Gas Services LLC. Thunder Creek has announced its intention to build a 126 mile, 24 inch gathering line capable of delivering up to 450 MMcf per day of natural gas to multiple interstate pipelines near Douglas, Wyoming. Construction is nearing completion and operations are scheduled to commence in September 1999.

    Additionally, Wyoming Interstate Gas Company, a subsidiary of the Coastal Corporation, has filed an application with the Federal Energy Regulatory Commission to construct a new 143 mile, 24 inch natural gas pipeline known as the Medicine Bow Lateral from Glenrock to Cheyenne, Wyoming where the line will interconnect with several interstate pipelines which serve the mid-continent and west coast regions of the U.S. as well as the central Colorado markets. The Medicine Bow Lateral is scheduled to commence operations in January 2000, subject to FERC approval, will have initial capacity of 260 MMcf per day and can be expanded with additional compression to 390 MMcf per day.

    On March 30, 1999, Pennaco and CMS announced that Pennaco has entered into a gas gathering agreement with CMS Continental Natural Gas, Inc., a wholly owned subsidiary of CMS Energy Corporation. Under this agreement, CMS Continental will provide gas gathering services to Pennaco and CMS Oil and Gas Company within the Pennaco/CMS area of mutual interest, which excludes our South Gillette Area. CMS also announced plans to construct a $190 million, 110 mile high pressure gathering pipeline through the Pennaco/CMS jointly owned acreage in the northern Powder River Basin coal bed methane play, connecting at its southern terminus with the Fort Union pipeline project. The Northern Header Gathering System is designed to gather 256 MMcf of natural gas per day and can be expanded to 500 MMcf per day with additional compression. Construction is underway and operations are scheduled to commence in November 1999.

    Under the terms of the 15 year agreement, CMS Continental will charge Pennaco a fixed fee per Mcf to gather, compress and transport our gas production from each central metering facility located adjacent to each group or pod of 15 to 20 producing wells to the Fort Union gas gathering system. The fee varies by well location within the area of mutual interest. CMS Continental's gathering system is required to meet various performance measures subject to penalties for under-performance. If CMS Continental elects not to connect a particular well or group of wells, we have the right to connect the well or wells at our own cost and adjust the fixed fee accordingly or allow a third party to do so.

    There can be no assurance that any of these gathering and pipeline systems will ultimately be constructed or that they will be completed in the time-frame currently anticipated.

RECENT DEVELOPMENTS

    PROVED RESERVES


    On July 29, 1999, we announced that our estimated net proved reserves as of June 30, 1999 were 42.7 Bcf, or billion cubic feet, of natural gas, a 24.6 Bcf increase from the 18.1 Bcf of estimated net proved reserves reported as of December 31, 1998. All of the net proved reserves are located in the South Gillette Area. Approximately 52%, or 22.3 Bcf, of the proved reserves were classified as proved developed producing based upon 94 gross producing wells and 17%, or 7.2 Bcf, were proved developed shut-in, representing 32 gross wells which were drilled and completed but awaiting pipeline connection. The remaining 31%, or 13.2 Bcf, were classified as proved undeveloped. The present value of estimated future net revenues from the 42.7 Bcf of proved reserves, before income taxes, totaled $28.3 million, using a 10% discount rate and a June 30, 1999 natural gas price of $2.00 per thousand cubic feet, as reported in the CIG Rocky Mountain index, held constant. The reserve evaluation was performed by Ryder Scott Company.


    1999 REVISED CAPITAL SPENDING PLAN

    On June 16, 1999, we announced a revised capital spending budget of $26.5 million for 1999, all of which will be directed toward our Powder River Basin coal bed methane project. The revised budget represents an $8.1 million, or 44%, increase over our former budget of $18.4 million. We plan to spend approximately $18.0 million to drill approximately 460 net wells in the project area during 1999. These wells will be a combination of joint Pennaco/CMS wells drilled in the area of mutual interest and Pennaco wells drilled outside the area of mutual interest. Approximately $8.5 million is allocated to additional lease acquisition. We will need additional funding to supplement the cash on our balance sheet and internal cash flow in order to execute the announced capital spending plans for 1999.

    BANK CREDIT FACILITY

    On July 23, 1999, we announced that Pennaco and U.S. Bank National Association closed a $25 million revolving credit facility. The revolver is a borrowing base facility secured by our coal bed methane properties and will have an initial borrowing capacity of $10 million. We will utilize the bank facility to supplement cash on our balance sheet and internal cash flow in order to fund our revised 1999 capital spending plan.

    We currently maintain our principal executive offices at 1050 17th Street, Suite 700, Denver, Colorado 80265. Our telephone number is (303) 629-6700 and the facsimile number is (303) 629-6800. We also maintain an office at 3651 Lindell Road, Suite A, Las Vegas, Nevada 89103 and a field office at 400 South Miller Avenue, Gillette, Wyoming 82716.

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMPANY INVOLVES A SIGNIFICANT DEGREE OF RISK. YOU SHOULD GIVE CAREFUL CONSIDERATION TO THE SPECIFIC FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, BEFORE YOU PURCHASE THE COMMON STOCK OFFERED IN THIS PROSPECTUS.

WE ARE A NEW COMPANY AND HAVE NO OPERATING HISTORY UPON WHICH TO BASE AN
  ASSUMPTION THAT WE WILL ACHIEVE OUR BUSINESS GOALS.

    We are a development stage company and had no revenues or income until recently and we are subject to all the risks inherent in the creation of a new business. Since our principal activities to date have been limited to organizational activities, prospect development, acquisition of leasehold interests, commencement of a drilling program and construction of gathering and compression facilities, we have no record of any revenue-producing operations. Consequently, there is no operating history upon which to base an assumption that we will be able to successfully implement our business plans.

WE DEPEND ON GATHERING, COMPRESSION AND TRANSPORTATION FACILITIES TO MARKET OUR
  PRODUCTION AND WE CANNOT GUARANTEE THAT THESE FACILITIES WILL BE AVAILABLE WHEN NEEDED.

    The marketability of our natural gas production will depend in part upon the availability, proximity and capacity of gas gathering and compression systems, pipelines and eventually, processing facilities. Pipeline demand in the area is increasing as coal bed methane development activity continues to expand. Our core land position is located in an area near the development activity and production. We have entered into an agreement with CMS Continental Natural Gas, Inc. whereby CMS Continental will gather, compress and transport our gas within the Pennaco/CMS area of mutual interest. We have entered into an agreement with Bear Paw Energy whereby Bear Paw will construct well connection facilities as well as gather, compress and transport our gas in the South Gillette Area which lies outside of the Pennaco/CMS area of mutual interest. See "Prospectus Summary--Gas Gathering, Compression, Marketing and Transportation". There is limited pipeline capacity to transport gas out of the Powder River Basin which will require expansion and new construction to accommodate the increasing production. The expansion of the pipeline capacity is likely to require significant capital outlays by the pipeline companies and the related plans and specifications are subject to government regulatory review, permits and approvals. This approval process may result in delays in the commencement and completion of any pipeline construction project. We cannot guarantee that certain of our wells will not be shut in for significant periods of time due to the lack of capacity in existing pipelines. Further, we cannot guarantee that any additional pipeline capacity will be completed on a timely basis or that we will be permitted to transport any volumes via the additional capacity.

WE FACE RISKS RELATED TO THE LEASES WE ENTER INTO THAT MAY RESULT IN ADDITIONAL
  COSTS.

    It is customary in the oil and gas industry to acquire a lease interest in a property based upon a preliminary title investigation. If the title to the leases we plan to acquire are defective, we could lose the money already spent on acquisition and development, or incur substantial costs to repair the title defect. Our oil and gas leases give us the right to develop and produce oil and gas from the leased properties. It is possible that the terms of our oil and gas leases may be interpreted differently depending on the state in which the property is located. For instance, royalty calculations can be substantially different from state to state, depending on each state's interpretation of lease language concerning the costs of production. We believe we have followed industry standards in interpreting our oil and gas leases in the states where we operate. However, we cannot guarantee that there will be no litigation concerning the proper interpretation of the terms of our leases. Adverse decisions in such litigation could result in material costs or the loss of one or more leases.

THE VOLATILITY OF OIL AND GAS MARKETS MAY AFFECT OUR BUSINESS.

    If we begin production, our revenues, profitability and future rate of growth will be substantially dependent upon prevailing market prices for natural gas and oil, which can be extremely volatile and in recent years have been depressed at times by excess domestic and imported supplies. In addition to market factors, actions of state and local agencies, the United States and foreign governments, and international cartels affect oil and gas prices. All of these factors are beyond our control. These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of natural gas and oil. We cannot guarantee that we will be able to produce oil or gas on an economic basis in light of prevailing market prices. If we are able to produce natural gas, any substantial or extended decline in the price of natural gas would have a material adverse effect on our financial condition and results of operations, including reduced cash flow and borrowing capacity and could reduce both the value and the amount of our oil and gas reserves.

WE FACE COMPETITION FROM OTHER COMPANIES IN THE NATURAL GAS BUSINESS AND FOR THE
  ACQUISITION OF SUITABLE PROPERTIES.

    Competition to acquire properties is intense. We compete with a number of potential purchasers that possess greater financial resources than are available to us. Different companies evaluate potential acquisitions differently. This results in widely differing bids. If other bidders are willing to pay higher prices than we believe are supported by our evaluation criteria, then our ability to acquire prospects could be limited. Low or uncertain prices for properties could cause potential sellers to withhold or withdraw properties from the market. In such an environment, we cannot guarantee that there will be a sufficient number of suitable prospects available for acquisition. Also, we may be limited in our options for developing prospects.

    In addition to competition for leasehold acreage in the Powder River Basin, the oil and gas exploration and production industry is intensely competitive as a whole. We will compete against established companies that have significantly greater financial, marketing, personnel, and other resources than us. Such competition could have a material adverse effect on our ability to execute our business plan and our profitability.

SHUT-IN WELLS, CURTAILED PRODUCTION, AND OTHER PRODUCTION INTERRUPTIONS MAY
  AFFECT OUR ABILITY TO DO BUSINESS.

    In the event that we initiate production and generate income from our coal bed methane properties, such production may be curtailed or shut in for considerable periods of time due to any one or a combination of the following factors:

    - a lack of market demand;

    - government regulation;

    - pipeline and processing interruptions;

    - production allocations;

    - diminished pipeline capacity; and

    - force majeure.

    These curtailments may continue for a considerable period of time. There may be an excess supply of gas in areas where our operations will be conducted. In such an event, it is possible that there will be no market or a very limited market if we do generate production in the future. There is also the possibility that drilling rigs may not be available when needed and there may be shortages of crews, equipment and other manpower requirements.

WE ARE SUBJECT TO OPERATING RISKS WHICH MAY NOT BE COVERED BY OUR INSURANCE.

    The oil and natural gas business involves certain operating hazards, such as:

    - well blowouts;

    - craterings;

    - explosions;

    - uncontrollable flows of oil;

    - natural gas or well fluids;

    - fires;

    - formations with abnormal pressures;

    - pipeline ruptures or spills;

    - pollution;

    - releases of toxic gas; and

    - other environmental hazards and risks.

    Any of these hazards could cause us to suffer substantial losses if they occur after we begin commercial production. In addition, we may be liable for environmental damage caused by previous owners of the property we have purchased or leased. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for exploration, development or acquisitions or cause us to suffer losses. In accordance with customary industry practices, we maintain insurance against some, but not all, of such risks and losses. We currently carry well control insurance as well as property and general liability insurance. We may elect to self-insure if our management believes that the cost of insurance, although available, is excessive relative to the risks presented. The occurrence of an event that is not covered, or not fully covered, by insurance could have a material adverse effect on our financial condition and results of operations. In addition, pollution and environmental risks generally are not fully insurable.

OUR DRILLING ACTIVITIES MAY PRODUCE UNDRINKABLE WATER THAT MUST BE TREATED OR
  REINJECTED WHICH WILL INCREASE OUR COSTS.

    If during the course of drilling activity undrinkable water is discovered, it may be necessary to install and operate evaporators or to drill disposal wells to reinject the produced water back into the underground rock formations adjacent to the coal seams or to lower sandstone horizons. In the event we are unable to obtain the appropriate permits, undrinkable water is discovered or if applicable laws or regulations require water to be disposed of in an alternative manner, the costs to dispose of produced water will increase and these costs could have a material adverse effect on our operations in this area and the profitability of such operations including rendering future production and development uneconomic.

OUR INDUSTRY IS SUBJECT TO EXTENSIVE REGULATION WHICH MAY INCREASE OUR COSTS.

    The oil and gas industry is extensively regulated by federal, state and local authorities. Legislation and regulations affecting the industry are under constant review for amendment or expansion, raising the possibility of changes that may affect, among other things, the pricing or marketing of oil and gas production. Substantial penalties may be assessed for noncompliance with various applicable statutes and regulations, and the overall regulatory burden on the industry increases our cost of doing business and, in turn, decreases our profitability.

WE DO NOT ANTICIPATE PAYING DIVIDENDS IN THE FORESEEABLE FUTURE.

    At the present time, we do not anticipate paying dividends, cash or otherwise, on our common stock in the foreseeable future. Future dividends will depend on the presence or absence of earnings, our financial requirements and other factors. If you anticipate the need for immediate income from your investment, you should refrain from purchasing the securities offered by this prospectus.

           ACTUAL RESULTS MAY DIFFER FROM FORWARD-LOOKING STATEMENTS.

    Some of the statements contained in this prospectus under "Prospectus Summary," "Risk Factors," "Plan of Operation" and "Business" that relate to our business and the industry we operate in, are forward-looking. Statements or assumptions related to or underlying such forward-looking statements include, without limitation, statements regarding:

    - the quality of our properties with regard to, among other things, the existence of reserves in economic quantities;

    - our ability to increase our reserves through exploration and development;

    - anticipated domestic demand for natural gas and oil; and

    - the adequacy of our sources of capital resources and liquidity.

Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed under "Risk Factors."

                                USE OF PROCEEDS

    We will not receive any of the proceeds from sales of the stock offered hereby.

                          PRICE RANGE OF COMMON STOCK

    Since April 19, 1999, our common stock has been traded on the American Stock Exchange. From July 1, 1998 to April 16, 1999, our common stock was traded over the counter and quoted on the OTC Bulletin Board system. The following table sets forth the high and low closing prices for the common stock as reported on the OTC Bulletin Board system for the period from July 1, 1998 through April 16, 1999 and on the American Stock Exchange for the period from April 19, 1999 through July 30, 1999.

                                                                               HIGH        LOW
                                                                             ---------  ---------
1998
  Third quarter............................................................  $    6.16  $    3.03
  Fourth quarter...........................................................  $    5.38  $    2.50

1999
  First quarter............................................................  $    5.25  $    2.97
  Second quarter...........................................................  $   12.62  $    5.19
  Third quarter (through July 30, 1999)....................................  $   11.75  $   10.31

    As of May 3, 1999, there were approximately 5,700 stockholders of record of our common stock.

                                DIVIDEND POLICY

    We intend to retain all of our earnings, if any, to finance the expansion of our business and for general corporate purposes, including future acquisitions of properties. We do not anticipate paying cash dividends on the common stock in the foreseeable future.

                               PLAN OF OPERATION

    The following information should be read in conjunction with the financial statements and notes to the financial statements presented elsewhere in this prospectus. We follow the successful efforts method of accounting for oil and gas properties. See "Organization and Summary of Accounting Policies," included in Note 1 of the consolidated financial statements.

GENERAL

    As a development stage company, we had no revenues from operations in 1998 or in the three months ended March 31, 1999. During the period from our inception on January 26, 1998 through March 31, 1999, we reported net income of $3,199,687. We realized a gain on sale of properties of $13,358,764 based on the $26,824,767 of proceeds received in the first and second closing of the CMS transaction which occurred on November 20, 1998 and January 15, 1999, respectively. Expenses incurred from our inception through March 31, 1999 totaled $7,673,766, including general and administrative expenses of $5,022,379 and exploration expenses of $1,877,357, including geologic consulting fees, geologic data and lease rentals. During the three month period ended March 31, 1999, we reported net income of $7,012,560. We realized a gain on the sale of properties of $11,945,557 received in the second closing of the CMS transaction. Expenses incurred during the three month period ended March 31, 1999 totaled $1,126,400 including general and administrative expenses of $1,044,787 and exploration expenses of $51,590, including geologic consulting fees, geologic data and lease rentals.

    In the accompanying financial statements, in accordance with APB No. 25 "Accounting for Stock Issued to Employees," we have recognized a non-cash charge to earnings for compensation expense of approximately $1,790,000 for the period from our inception through December 31, 1998 for stock, warrants, and options issued to certain officers and employees. Compensation expense was calculated based on the difference between the closing price per share on the last trading day prior to the date of employment with Pennaco and the $1.75 unit price for shares and warrants purchased by one of our officers hired at the beginning of July and the option price for options awarded to officers and key employees hired in July and August 1998. The restricted securities were offered as an incentive to attract a senior management team. We believe that the offers made by the Board of Directors were at fair market value due to the restricted nature of the securities to be issued and the lack of a liquid trading market for the our common stock at the time of the offer. However, APB No. 25 requires the measurement of compensation expense at the date of employment rather than at the offer date. Further, APB No. 25 requires that compensation be measured based on the quoted market price of the stock once a company's stock is publicly traded. While we were not an SEC registrant until September 8, 1998, our shares have been quoted on the OTC Bulletin Board System since July 1, 1998.

LIQUIDITY AND CAPITAL RESOURCES

    Our capital resources are limited. Until April 1999, we had not produced any revenues and our main source of funds has been the sale of our equity securities and proceeds from CMS Transaction. We had approximately $10.4 million in cash as of March 31, 1999.

    On December 23, 1998, we announced an agreement with CMS Oil and Gas Company. Under the terms of this agreement, CMS paid us $5.6 million in the form of a bridge loan secured by substantially all of our oil and gas leases. Approximately $3.2 million of this amount was paid directly to our existing creditors. We used the balance for general corporate purposes. We received $7.6 million at the first closing on November 20, 1998 and $14.8 million at the second closing on January 15, 1999 less approximately $1.8 million which was deposited into an escrow account subject to customary closing adjustments. The CMS bridge loan was canceled at the second closing. Pro forma for the CMS transaction as of December 31, 1998, we had no debt and approximately $19.8 million of cash. As of July 6, 1999, approximately $0.3 million remained in escrow pending closing adjustments for the CMS transaction. The proceeds of the CMS transaction allowed us to repay our current liabilities and allowed us to fund a substantial portion of our planned $26.5 million capital expenditure program for 1999. We will require further funding to meet our future expenditure plans.

    Should our cash flow from operations be insufficient to satisfy our planned capital expenditure requirements, we cannot guarantee that additional debt or equity financing will be available to meet these requirements. We recently closed a $25 million bank credit facility with U.S. Bank. The bank credit facility is secured by substantially all of our coal bed methane properties and has an initial borrowing base of $10 million. We cannot guarantee that the bank facility will provide us with sufficient borrowing capacity to execute our future capital spending plans.

    The level of debt we assume will have several important effects on our future operations, including (1) a substantial portion of our cash flow could be dedicated to the payment of interest on its indebtedness and would not be available for other purposes and (2) our ability to obtain additional financing in the future may be impaired. To address the operational and administrative requirements of our ongoing development activities, we anticipate that during the next 12 months employee requirements will increase to approximately 20 employees. Currently, we have 16 full-time employees.

CAPITAL EXPENDITURES

    We had capital expenditures of approximately $6.7 million in the first quarter of 1999, including approximately $2.7 million for lease acquisitions and $3.9 million for drilling activities. On June 16, 1999, we announced a revised capital spending budget of $26.5 million for 1999, all of which will be directed towards our Powder River Basin coal bed methane project. The revised budget represents an $8.1 million, or 44%, increase over our former budget of $18.4 million. We plan to spend approximately $18.0 million to drill approximately 460 net wells in the Powder River Basin during 1999, although we cannot guarantee that we will have sufficient funds to drill all of these wells, that it would be economic to do so or that these wells will ultimately be productive. The wells will be a combination of joint Pennaco/CMS wells drilled in the area of mutual interest and Pennaco wells drilled primarily on a 100% working interest basis located outside of the Pennaco/CMS area of mutual interest. The balance of the 1999 capital budget, approximately $8.5 million, is allocated to lease acquisition. We recently closed a bank credit facility secured by our coal bed methane properties which will be utilized in addition to our cash reserves and internal cash flow to execute the revised 1999 capital spending budget.

                                    BUSINESS

GENERAL

    We are an independent, development stage exploration and production company. Our current operations are completely focused on the acquisition, development and production of natural gas from coal bed methane properties in the Rocky Mountain region of the United States. We are one of the largest holders of oil and gas leases covering coal bed methane properties in the Powder River Basin in northeastern Wyoming and southeastern Montana. As of March 1, 1999, we owned oil and gas lease rights with respect to approximately 311,800 net acres in the Powder River Basin.

    The coal bed methane wells in the Powder River Basin are generally 350 to 1,200 feet in depth and typically take only two or three days to drill and complete. Because of the relatively shallow depth and short amount of time to drill a well, coal bed methane wells have relatively low drilling, completion and well connection costs. These costs typically amount to $60,000 to $70,000 per well. Approximately 50% of the total well costs are well connection costs, comprised of costs of gathering lines, power lines and surface equipment. In order to conserve our capital, we plan to contract much of the well connection cost to third party gatherers in return for payment of a per Mcf, or thousand cubic feet, gathering fee. The coal bed methane gas recovered from the wells in the Powder River Basin does not require processing but does require dehydration and compression and could eventually require carbon dioxide treatment over the next several years.

    We initiated our drilling program on November 15, 1998 and had drilled approximately 32 gross (30 net) wells as of December 31, 1998. As of July 29, 1999, we had drilled approximately 280 gross (246 net) coal bed methane wells. We have drilled 242 wells in our South Gillette Area with an average 93% working interest and 38 wells in the Pennaco/CMS area of mutual interest with an average 50% working interest. We operate all of the 242 wells drilled in the South Gillette Area and 19 of the wells drilled in the Pennaco/CMS area of mutual interest. We plan to spend $18 million in 1999 to drill approximately 460 net coal bed methane wells. We cannot guarantee that we will have sufficient funds to drill all of these wells, that it will be economic to do so or that these wells will ultimately be productive. The wells we have drilled to date have each taken an average of three days to drill and are in various stages of completion and testing while awaiting construction of gathering and compression systems and connection to a pipeline.

    We flow tested most of the 32 wells drilled as of December 31, 1998. These tests resulted in the calculation of proved non-producing reserves as reviewed by our third party engineers. At December 31, 1998, we had estimated net proved reserves of 18.1 Bcfe with present value of estimated future net revenues before income taxes (utilizing a 10% discount rate) of $8.5 million and a standardized measure of discounted future net cash flows of $6.1 million. Natural gas constituted 100% of our estimated net proved reserves, all of which were located in the Powder River Basin and 30% of which were developed but non-producing at year-end. We operate all of the wells on our proved developed properties.

    The success of our drilling program, including the magnitude of any potential reserves, cannot be fully evaluated until the wells are completed, connected to a gathering system and produced for a period of time. We commenced initial gas production in April 1999. Our net working interest gas production is approximately 11 MMcf per day from 94 producing wells. We operate all of our producing wells.

    We entered into an agreement with Bear Paw Energy, Inc., a subsidiary of TransMontaigne, Inc., under which Bear Paw Energy will construct, own and operate gas gathering systems as well as provide gas gathering and compression services to Pennaco in our South Gillette Area. Under the terms of the agreement with Bear Paw Energy, Bear Paw paid Pennaco approximately $1.0 million for gathering and compression construction and equipment costs that we had incurred to date and Bear Paw paid Pennaco a negotiated fixed fee per Mcf for gas gathered, compressed and transported from the south Gillette Area. On March 17, 1999, we entered into an agreement with Western Gas Resources, Inc. to compress and transport 11 MMcf per day of gas from the Dopplebock compressor station located southwest of our South Gillette Area to the interconnect with Williston Basin Interstate Pipeline at Recluse, Wyoming. Pennaco has entered into two gas sale contracts to sell a total of 10,000 MMBtu, or million British thermal units,

(approximately 11 MMcf per day of production) per day of natural gas for 12 months beginning April 1, 1999 to two gas purchasers deliverable at Recluse, Wyoming into the Williston pipeline. The purchasers under these agreements, Interenergy Resources Corporation and Montana-Dakota Utilities Co., will pay Pennaco a negotiated fixed rate per MMbtu for the natural gas delivered under these agreements. We entered into agreements to purchase gas for the months of April and May 1999 in order to supplement our initial gas production and meet our gas sales contract obligations. We believe that once gathering and compressions systems are completed, our initial production from our South Gillette Area will be sufficient to satisfy our obligations under these two gas sales contracts.

    We currently maintain our principal executive offices at 1050 17th Street, Suite 700, Denver, Colorado 80265. Our telephone number is (303) 629-6700 and our facsimile number is (303) 629-6800. We also maintain an office at 3651 Lindell Road, Suite A, Las Vegas, Nevada 89103 and a field office at 400 South Miller Avenue, Gillette, Wyoming 82716.

CMS TRANSACTION

    On October 23, 1998, we signed a definitive purchase and sale agreement with CMS Oil and Gas Company relating to the development of our Powder River Basin acreage within a designated area of mutual interest. Pursuant to the terms of the CMS agreement, CMS acquired an undivided 50% working interest in approximately 492,000 net acres of our leasehold position in the Powder River Basin for $28.0 million. We acquired that portion of the leasehold position which was conveyed to CMS in the CMS transaction for approximately $7.0 million. The purchase price provided for in the CMS agreement was the result of arm's length negotiations between Pennaco and CMS and was also a function of the consideration we originally paid for the acreage. Our Board of Directors received a fairness opinion from Hanifen Imhoff, Inc. that the CMS transaction was fair to our stockholders from a financial point of view. We compensated Hanifen Imhoff, Inc. with a fee of $125,000 for rendering this fairness opinion.

    Since the announcement of the CMS transaction, the jointly owned leasehold contained in the area of mutual interest has grown from 492,000 net acres to approximately 560,000 net acres through additional acreage purchases. The CMS agreement provides for the development of our leasehold acreage within the area of mutual interest, with Pennaco and CMS each operating approximately 50% of the wells to be drilled. As is customary in oil and gas leasehold transactions, the agreement provides for the adjustment of the purchase price for title defects discovered prior to closing and for the opportunity for one party to participate in acquisitions made by the other party in the area of mutual interest defined in the agreement. As of June 25, 1999, approximately $0.3 million of the proceeds of the CMS transaction remained in escrow pending resolution of possible title defects. Under the terms of the agreement, we will also receive approximately $0.5 million from CMS for their share of approximately 68,000 net acres acquired by Pennaco in the area of mutual interest since the announcement of the transaction. The agreement provides for a preferential purchase right to the other party in the event either CMS or Pennaco attempts to sell a portion of its interest in the acreage covered by the agreement. There is no preferential purchase right in the event that either party enters into a merger, reorganization or consolidation. All of the leases in the area of mutual interest are dedicated to CMS Gas Transmission and Storage, an affiliate of CMS, for gathering, compression and transportation, provided that such services are offered at competitive market rates.

BUSINESS STRATEGY

    Our business strategy is to build an exploration and production company that is focused on creating value for our stockholders through profitable growth in reserves, production and cash flow per share. The key components of our business strategy include the following.

    - Focus activities in the Powder River Basin coal bed methane project.

    - Allocate approximately 70% of drilling expenditures to lower risk development near existing coal bed methane production.

    - Drive acreage consolidation in the Powder River Basin.

    - Outsource gas gathering, compression and transportation operations.

    - Continue to build high quality management and technical teams.

    - Acquire additional undeveloped properties in the Powder River Basin that add to near-term drilling inventory.

    - Seek to acquire operating control and majority ownership interests in properties to optimize the timing and efficiency of operations.

    - Maintain a strong balance sheet and diversify capital sources in order to be in a position to capitalize on opportunities as they occur.

GAS GATHERING, COMPRESSION, MARKETING AND TRANSPORTATION

    Production growth in the Powder River Basin is currently impeded by a natural gas pipeline bottleneck which restricts the movement of natural gas out of the basin. Currently only two pipelines are available to transport coal bed methane gas out of the Powder River Basin. The MIGC pipeline, which is operated by Western Gas, has recently undergone a 40 MMcf per day expansion to 130 MMcf per day. The MIGC line runs south through the eastern side of the Powder River Basin to interconnect with two interstate pipelines near Glenrock, Wyoming, but has little available capacity due to increasing coal bed methane gas production from the Powder River Basin. A subsidiary of MDU Resources operates the 42 MMcf per day Williston Basin Interstate pipeline which runs northeast from Recluse, Wyoming to local markets throughout eastern Montana and North Dakota and interconnects with the Northern Border pipeline, an interstate pipeline which travels southeast to the Chicago markets. The Williston Basin Interstate pipeline has limited additional capacity.

    Four pipeline construction and expansion projects which will serve the Powder River Basin have been announced and are underway. On December 23, 1998, CMS Gas Transmission and Storage, Enron Capital and Trade Resources Corporation, Western Gas and Colorado Interstate Gas Company, a subsidiary of The Coastal Corporation, jointly announced the formation of Fort Union Gas Gathering, LLC. Fort Union is building a 106 mile, 24 inch gathering pipeline to gather coal bed methane gas in the Powder River Basin. The new gathering line is expected to have an initial capacity of approximately 450 MMcf per day of natural gas and can be expanded with additional compression to 700 MMcf per day. The Fort Union line is expected to deliver coal bed methane gas to a carbon dioxide treating facility to be constructed near Glenrock, Wyoming and to interstate pipeline interconnects near Glenrock. Construction is nearing completion and operations are scheduled to commence on or about September 1, 1999, although we cannot guarantee that the system will ultimately be constructed or that it will be completed in the time-- frame currently anticipated.

    In September 1998, KN Energy, Inc. and Devon Energy Corporation announced the formation of Thunder Creek Gas Services LLC. Thunder Creek has announced its intention to build a 126 mile, 24 inch gathering line capable of delivering up to 450 MMcf per day of natural gas to multiple interstate pipelines near Douglas, Wyoming. Construction is nearing completion and operations are scheduled to commence in September 1999, although we cannot guarantee that the system will ultimately be construed or that it will be completed in the time-frame currently anticipated.

    Wyoming Interstate Gas Company, a subsidiary of the Coastal Corporation, has filed an application with the Federal Energy Regulatory Commission to construct a new 143 mile, 24 inch natural gas pipeline known as the Medicine Bow Lateral from Glenrock to Cheyenne, Wyoming where the line will interconnect with several interstate pipelines which serve the mid-continent and west coast regions of the U.S. as well as the central Colorado markets. The Medicine Bow Lateral is scheduled to commence operations in January 2000, subject to Federal Energy Regulatory Commission approval, will have initial capacity of 260 MMcf per day of natural gas and can be expanded with additional compression to 390 MMcf per day.

We cannot guarantee that the system will ultimately be constructed or that it will be completed in the time-frame currently anticipated.

    On March 30, 1999, Pennaco and CMS announced that Pennaco has entered into a gas gathering agreement with CMS Continental Natural Gas, Inc., a wholly owned subsidiary of CMS Energy Corporation. Under this agreement, CMS Continental will provide gas gathering services to Pennaco and CMS Oil and Gas Company within the Pennaco/CMS area of mutual interest, which excludes our South Gillette Area. CMS also announced plans to construct a $190 million, 110 mile high pressure gathering pipeline through the Pennaco/CMS jointly owned acreage in the northern Powder River Basin coal bed methane play, connecting at its southern terminus with the Fort Union pipeline project. The Northern Header Gathering System is designed to gather 256 MMcf of natural gas per day and can be expanded to 500 MMcf per day with additional compression. Construction is underway and operations are scheduled to commence in November 1999.

    Under the terms of a 15 year agreement, CMS Continental will charge Pennaco a negotiated fixed fee per Mcf to gather, compress and transport our gas production from each central metering facility located adjacent to each group or pod of 15 to 20 producing wells, to the Fort Union gas gathering system. The fee varies by well location within the area of mutual interest. CMS Continental's gathering system is required to meet various performance measures subject to penalties for under-performance. If CMS Continental elects not to connect a particular well or group of wells, we have the right to connect the well or wells at our own cost and adjust the fixed fee accordingly or allow a third party to do so.

    We have focused our initial capital spending on drilling, well completion, production and land acquisition activities rather than gas gathering and compression operations. Accordingly, we are utilizing third party gathering services to gather, compress and transport our natural gas from the wellhead to market in return for gathering and compression fees. We have entered into an agreement with Bear Paw Energy under which Bear Paw Energy will construct, own and operate gas gathering systems as well as provide gas gathering and compression services to Pennaco outside of the Pennaco/CMS area of mutual interest in our South Gillette Area. Under the terms of the agreement, Bear Paw Energy will charge Pennaco a fixed per Mcf fee to gather, compress and transport our gas production from the wellhead to various delivery points. The fee varies by delivery point and amount of compression. Bear Paw Energy's gathering system is required to meet various performance measures subject to penalty for underperformance. If Bear Paw elects not to connect a particular well or group of wells, we have the right to construct the gathering system ourselves or allow a third party to do so.

    On March 16, 1999 we entered into a ten year gathering and compression agreement with Western Gas Resources. Under the terms of the agreement, Western Gas will compress and transport 11 MMcf per day of gas from the Doppelbock compressor station located southwest of our South Gillette Area to the interconnect with the Williston Basin Interstate pipeline at Recluse, Wyoming for a negotiated fixed fee per Mcf. Western Gas will take delivery of a portion of the gas gathered by Bear Paw Energy in the South Gillette Area and transport the gas to Doppelbock.

    On November 11, 1998, we entered into a gas brokerage and administration agreement with Mercator Energy, Inc. whereby Mercator agreed to provide gas marketing and gas administration services to Pennaco. This agreement was renewed on March 1, 1999 and extends until September 1, 1999 and converts to a month-to-month basis thereafter. Mercator has extensive experience in gas marketing services in the Rocky Mountain region and specifically in the Powder River and surrounding gas producing basins.

COMPETITION

    We compete with a number of other potential purchasers of oil and gas leases and producing properties, many of which have greater financial resources than we do. The bidding for oil and gas leases has become particularly intense in the Powder River Basin with bidders evaluating potential acquisitions with varying product pricing parameters and other criteria that result in widely divergent bid prices. The presence of bidders willing to pay prices higher than are supported by our evaluation criteria could further limit our ability to acquire oil and gas leases. In addition, low or uncertain prices for properties can cause potential sellers to withhold or withdraw properties from the market. In this environment, we cannot guarantee that there will be a sufficient number of suitable oil and gas leases available for acquisition or that we can sell oil and gas leases or obtain financing for or participants to join in the development of prospects.

    In addition to competition for leasehold acreage in the Powder River Basin, the oil and gas exploration and production industry is intensely competitive as a whole. We compete against well-established companies that have significantly greater financial, marketing, personnel and other resources than us. This competition could have a material adverse effect on our ability to execute our business plan and our profitability.

REGULATION

    GENERAL

    Our operations are affected by numerous governmental laws and regulations including energy, environmental, conservation, tax and other laws and regulations relating to the energy industry. Many departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the oil and natural gas industry and its individual participants. Changes in any of these laws and regulations could have a material adverse effect on our business. In view of the many uncertainties with respect to current and future laws and regulations, including their applicability to Pennaco, we cannot predict the overall effect of such laws and regulations on its future operations.

    We believe that our operations comply in all material respects with all applicable laws and regulations and that the existence and enforcement of such laws and regulations have no more restrictive effect on our method of operations than on other similar companies in the energy industry.

    OPERATIONS ON FEDERAL OR STATE LEASES

    Our operations on federal or state oil and gas leases will be subject to a number of restrictions, including nondiscrimination statutes. These operations are subject to a variety of on-site security regulations and other permits and authorizations issued by the Bureau of Land Management, Minerals Management Service and other agencies. In order to drill wells in Wyoming on federal, state or privately-owned land, we are required to file an Application for Permit to Drill with the Wyoming Oil and Gas Commission. Drilling on acreage controlled by the federal government requires the filing of a similar application with the BLM. While we have been able to obtain required drilling permits to date, we cannot guarantee that permitting requirements will not adversely effect our ability to complete our drilling program at the cost and in the time period currently anticipated.

    Drilling on federal lands in a large portion of the Powder River Basin is currently limited until the completion of an environmental impact statement, or EIS, by the BLM. The number of drilling permits allowed on federal lands subject to the EIS are limited until the EIS is complete. This limitation could adversely affect our ability to drill on federal lands. Approximately 53% of our leasehold is comprised of federal acreage although only a portion of our acreage is currently included in the EIS. Operators are currently drilling wells on an interim basis on federal lands with the limited number of drilling permits allowed by the BLM until the EIS is complete. We have approximately 38 interim drilling permits on federal lands within the EIS. The EIS was originally scheduled for completion in May 1999, but has been delayed until September 1999. We cannot guarantee the ultimate completion date of the EIS.

    TRANSPORTATION AND SALE OF NATURAL GAS

    The FERC regulates interstate natural gas pipeline transportation rates as well as the terms and conditions of service. FERC's regulations will affect the marketing of any natural gas produced by us, as well as any revenues we receive for sales of natural gas. In 1985, the FERC adopted policies that make natural gas transportation accessible to natural gas buyers and sellers on an open-access, nondiscriminatory basis. The FERC issued Order No. 636 on April 8, 1992, which, among other things, prohibits interstate pipelines from making sales of gas tied to the provision of other services and requires pipelines to "unbundle" the services they provide. This has enabled buyers to obtain natural gas supplies from any source and secure independent delivery service from the pipelines. All of the interstate pipelines subject to FERC's jurisdiction are now operating under Order No. 636, open access tariffs. On July 29, 1998, the FERC issued a Notice of Proposed Rulemaking regarding the regulation of short term natural gas transportation services. FERC proposes to revise its regulations to require all available short term capacity (including capacity released by shippers holding firm entitlements) to be allocated through an auction process. FERC also proposes to require pipelines to offer additional services under open access principles, such as "park and loan" services. In a related initiative, FERC issued a Notice of Inquiry on July 29, 1998 seeking input from natural gas industry players and affected entities regarding virtually every aspect of the regulation of interstate natural gas transportation services. Among other things, FERC is seeking input on whether to retain cost-based rate regulation for long term transportation services, potential changes in the manner in which rates are designed, and the use of index driven or incentive rates for pipelines. The July 29, 1998 Notice of Inquiry may lead to a subsequent Notice of Proposed Rulemaking to further revise FERC's regulations.

    Additional proposals and proceedings that might affect the natural gas industry are considered from time to time by Congress, the FERC, state regulatory bodies and the courts. We cannot predict when or if any such proposals might become effective or their effect, if any, on our operations. The natural gas industry historically has been closely regulated. Accordingly, we cannot guarantee that the less stringent regulatory approach recently pursued by the FERC and Congress will continue indefinitely into the future.

    PRODUCTION

    The production of oil and natural gas is subject to regulation under a wide range of state and federal statutes, rules, orders and regulations. State and federal statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. Wyoming and Montana have regulations governing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells and the regulation of the spacing, plugging and abandonment of wells. The effect of these regulations is to limit the amount of oil and natural gas that we can produce from our wells and to limit the number of wells or the locations at which we can drill. Additionally, each state generally imposes a production or severance tax with respect to production and sale of crude oil, natural gas and gas liquids within its jurisdiction.

    ENVIRONMENTAL REGULATIONS

    Various federal, state and local laws and regulations governing the discharge of materials into the environment, or otherwise relating to the protection of the environment, will affect our operations and costs. In particular, our exploration, development and production operations, its activities in connection with storage and transportation of liquid hydrocarbons and its use of facilities for treating, processing or otherwise handling hydrocarbons and wastes therefrom will be subject to stringent environmental regulation. Because coal bed methane wells typically produce significant amounts of water, we are required to file applications with state and federal authorities, as applicable, to enable us to dispose of water produced from its wells. While we have been able to obtain required water disposal permits to date, we cannot guarantee that permitting requirements will not negatively affect our ability to complete our drilling and development program at the cost and in the time period currently anticipated.

    As with the energy industry generally, compliance with existing regulations will increase our overall cost of doing business. These costs include production expenses primarily related to the control and limitation of air emissions and the disposal of produced water, capital costs to drill exploration and development wells resulting from expenses primarily related to the management and disposal of drilling fluids and other oil and gas exploration wastes and capital costs to construct, maintain and upgrade production equipment and facilities.

    The Comprehensive Environmental Response, Compensation and Liability Act, which is commonly referred to as CERCLA and is also known as "Superfund", imposes liability, without regard to fault or the legality of the original act, on classes of persons that contributed to the release of a "hazardous substance" into the environment. These persons include the "owner" or "operator" of the site and companies that disposed or arranged for the disposal of the hazardous substances found at the site. CERCLA also authorizes the Environmental Protection Agency and, in some instances, third parties, to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. In the course of its ordinary operations, we may generate waste that may fall within CERCLA's definition of a "hazardous substance." We may be jointly and severally liable under CERCLA for all or part of the costs required to clean up sites at which such wastes have been disposed.

    We may own or lease properties that have been used for the exploration and production of hydrocarbons in the past. Many of these properties will have been owned by third parties whose actions with respect to the treatment and disposal or release of hydrocarbons or other wastes were not under our control. These properties and wastes disposed thereon may be subject to CERCLA and analogous state laws. Under these laws, we could be required to remove or remediate previously disposed wastes, including wastes disposed of or released by prior owners or operators, to clean up contaminated property, including contaminated groundwater; or to perform remedial plugging operations to prevent future contamination.

EMPLOYEES

    We currently have 16 full-time employees and utilize the services of approximately 10 consulting geologists, engineers, and land acquisition professionals. We plan to hire additional employees as needed. We have an outsourcing arrangement with Trinity Petroleum Management, LLC which provides for administrative services, specifically land administration and accounting. The Trinity agreement is effective until August 31, 1999 when it converts to a month-to-month arrangement. We believe that by outsourcing various administrative functions to Trinity we are able to hire fewer full-time employees and more efficiently control our administrative expenses.

CUSTOMERS

    During 1998, we made no sales of natural gas. We have entered into two natural gas sales contracts with a term of one year each beginning April 1, 1999. One contract for 5,000 MMBtu per day is with Interenergy Resources Corporation, an affiliate of KN Energy, Inc. and the other, also for 5,000 MMBtu per day, is with Montana-Dakota Utilities Co., a division of MDU Resources Group, Inc. We are dependent on these two customers to purchase our initial production, particularly until the completion of the Fort Union gathering project which is scheduled to commence operations on September 1, 1999 and the Thunder Creek gathering project which is scheduled to commence operations in October 1999.

PREDECESSOR ENTITIES

    We were formed under the laws of the State of Nevada on January 26, 1998, to engage in the business of oil and gas exploration, production and marketing. Our original predecessor was incorporated on March 12, 1985 as VCI Video Communications, Inc. in the Province of British Columbia and subsequently changed its name to AKA Video Communications, Inc. On March 25, 1996 the shareholders of AKA Video agreed to exchange all AKA Video shares for shares of International Metal Protection, Inc., our immediate predecessor. After this exchange AKA Video became inactive and the directors and shareholders approved the windup of AKA Video. International Metal was incorporated on March 5, 1996, in the State of Wyoming. Following an exchange of all the International Metal outstanding shares in a share for share exchange with Pennaco, International Metal was dissolved in February of 1998. We are the sole surviving entity of the reorganization.

LEGAL PROCEEDINGS

    We may be subject from time to time to routine litigation in connection with our oil and gas operations. Currently the Company is not involved in litigation which could have a material impact on the Company.

                            DESCRIPTION OF PROPERTY

OPERATIONS

    We initiated our drilling program on November 15, 1998 and had drilled approximately 32 gross (30 net) wells as of December 31, 1998. As of July 29, 1999, we had drilled approximately 280 gross (246 net) coal bed methane wells. We have drilled 242 wells in our South Gillette Area with an average 93% working interest and 38 wells in the Pennaco/CMS area of mutual interest with an average 50% working interest. We operate all of the 242 wells drilled in the South Gillette Area and 19 of the wells drilled in the Pennaco/CMS area of mutual interest. We plan to spend $18 million in 1999 to drill approximately 460 net coal bed methane wells. We cannot guarantee that we will have sufficient funds to drill all of these wells, that it will be economic to drill all of these wells or that these wells will ultimately be productive. All of the wells drilled to date have been operated by Pennaco. The wells we have drilled to date have each taken an average of three days to drill and are in various stages of completion and testing while awaiting construction of gathering and compression systems and connection to a pipeline. The success of our drilling program, including the magnitude of any potential reserves, cannot be determined until the wells are completed, connected to a gathering system and produced for a period of time.

    Our ability to complete our drilling program is entirely dependent upon the availability of sufficient capital, equipment and personnel. The estimated total cost per well is approximately $60,000 to $70,000 to drill, complete and install well connection facilities. The estimated drilling portion of the total per well cost is approximately $10,000 per well.

    We have entered into a drilling agreement with CBM Drilling, LLC, pursuant to which we had prepaid drilling costs of $333,473 as of December 31, 1998. Based on the agreement that every third well shall be drilled at no cost to Pennaco, the prepaid drilling costs will be recovered after approximately 100 additional net wells are drilled for Pennaco by CBM Drilling. The prepayments to CBM Drilling were made to ensure that drilling rigs appropriate for coal bed methane drilling operations will be available and dedicated to the Company's planned drilling program. CBM Drilling currently has four coal bed methane drilling rigs, three of which are primarily dedicated to our drilling program.

    Approximately 50% of the average $60,000 to $70,000 total well cost is well connection cost comprised of gathering lines, power lines and surface equipment. In the South Gillette Area where we have drilled most of our 135 wells drilled as of March 22, 1999, we have entered into a gas gathering and compression agreement with Bear Paw Energy that also provides for well connection services in return for a per Mcf gathering fee. Accordingly, we have reduced our average well costs in the South Gillette Area to approximately $30,000 per well in return for a comprehensive well connection, gathering and compression fee. In the South Gillette Area, Bear Paw Energy will construct, own and operate all gathering and compression facilities from the wellhead to the interconnect with MIGC, Fort Union or Thunder Creek pipelines. We intend to continue to allocate our capital expenditures to drilling, completion and lease acquisition activities rather than well connection, gathering and compression activities.

DRILLING ACTIVITY

    The following table summarizes our drilling activities, all of which were located in the Powder River Basin, during 1998:

                                                              WELLS DRILLED
                                                          ----------------------
                                                          PERIOD FROM INCEPTION
                                                          (JANUARY 26, 1998) TO
                                                            DECEMBER 31, 1998
                                                          ----------------------
                                                             GROSS        NET
                                                          -----------     ---
Development
  Natural Gas...........................................          30          28
  Non-productive........................................          --          --
                                                                 ---         ---
    Total...............................................          30          28
                                                                 ---         ---
                                                                 ---         ---
Exploratory
  Natural Gas...........................................           2           2
  Non-productive........................................          --          --
                                                                 ---         ---
    Total...............................................           2           2
                                                                 ---         ---
                                                                 ---         ---

    All of the above wells were drilled in 1998 and no wells were in the process of being drilled on December 31, 1998.

NATURAL GAS RESERVES

    The table below sets forth our quantities of proved reserves as of December 31, 1998, all of which were located in the United States, and the present value of future net revenue attributed to those reserves. The estimates were prepared for us by the independent petroleum engineering firm of Ryder Scott Company.

                                                                             DECEMBER 31, 1998
                                                                             -----------------
Proved Reserves
  Natural Gas (Bcf)........................................................             18.1
  Oil and condensate (MMbls)...............................................               --
                                                                             -----------------
    Total (Bcfe)...........................................................             18.1
                                                                             -----------------
                                                                             -----------------
Proved developed reserves (Bcfe)...........................................              5.5

Standardized measure of discounted future net cash flows...................    $   6,142,000
                                                                             -----------------
                                                                             -----------------

    In accordance with SEC requirements, estimates of our proved reserves and future net revenues are made using sales prices estimated to be in effect as of the date of such reserve estimates and are held constant throughout the life of the properties, except to the extent a contract specifically provides for escalation. Estimated quantities of proved reserves and future net revenues therefrom are affected by natural gas and oil prices, which have fluctuated widely in recent years. There are numerous uncertainties inherent in estimating natural gas and oil reserves and their estimated values, including many factors beyond the control of the producer. The reserve data set forth in this document represents only estimates. Reservoir engineering is a subjective process of estimating underground accumulation of natural gas and oil that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers, including those used by Pennaco, may vary. In addition, estimates of reserves are subject to revision based upon actual production, results of future development and exploration activities, prevailing natural gas and oil prices, operating costs and other factors, which revisions may be material. Accordingly, reserve estimates are often different from the quantities of natural gas and oil that are ultimately recovered and are highly dependent upon the accuracy of the assumptions upon which they are based.

    In general, the volume of production from natural gas properties we own declines as reserves are depleted. Except to the extent we acquire additional properties containing proved reserves or conduct successful exploration and development activities, or both, our proved reserves will decline as reserves are produced. Volumes generated from our future activities are therefore highly dependent upon the level of success in acquiring or finding additional reserves and the costs incurred in doing so.

    You should read Note 9--"Information Regarding Proved Oil and Gas Reserves--Unaudited" to the Financial Statements included in this document for additional information pertaining to our proved natural gas reserves as of December 31, 1998.

PRODUCTION

    We had no oil and gas production in 1998. We commenced natural gas production in April 1999. See "Item 1--Description of Business--General". Our current net working interest gas production is approximately 11 MMcf per day from 90 producing wells.

PRODUCTIVE WELLS

    The following table sets forth, as of December 31, 1998, the number of gross and net productive oil and gas wells in which we owned an interest. Productive wells are producing wells and wells capable of production, including shut-in wells.

               PRODUCTIVE WELLS
----------------------------------------------
     NATURAL GAS                 OIL
----------------------  ----------------------
   GROSS        NET        GROSS        NET
-----------     ---     -----------     ---
        32          30          --          --

DEVELOPED AND UNDEVELOPED ACREAGE

    The gross and net acres of developed and undeveloped oil and gas leases we held as of December 31, 1998 are summarized in the following table. "Undeveloped Acreage" includes leasehold interests that contain proved undeveloped reserves.


                                                                                                PRO FORMA(2)
                                                                                 ------------------------------------------
                                      DEVELOPED ACREAGE        UNDEVELOPED        DEVELOPED ACREAGE        UNDEVELOPED
                                                                ACREAGE(1)                                  ACREAGE(1)
                                     --------------------  --------------------  --------------------  --------------------
                                       GROSS       NET       GROSS       NET       GROSS       NET       GROSS       NET
                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Wyoming............................      1,760      1,604    461,025    312,725      1,760      1,604    461,025    212,890
Montana............................         --         --    208,227    167,388         --         --    208,227     92,044
                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total............................      1,760      1,604    669,252    480,113      1,760      1,604    669,252    304,934
                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------


------------------------

(1) Undeveloped acreage is leased acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of natural gas and oil regardless of whether the acreage contains proved reserves. Of the aggregate 669,252 gross and 480,113 net undeveloped acres, 23,470 gross and 20,166 net acres are held by production from other leasehold acreage generally owned and operated by third parties.

(2) Pro forma to give effect to the closing of the CMS transaction which occurred on January 15, 1999. See "Item 1--Description of Business--CMS Transaction." Approximately 20,000 net undeveloped acres are subject to an election to purchase on behalf of CMS pursuant to the terms of the CMS transaction.

    A majority of the leases summarized in the preceding table will expire at the end of their respective primary terms unless the existing leases are renewed or production has been obtained from the acreage subject to the lease prior to that date, in which event the lease will remain in effect until the cessation of production. The following table sets forth the gross and net acres to leases summarized in the preceding table that will expire during the period indicated:

                                                                              PRO FORMA(2)
                                                                          --------------------
                                                    UNDEVELOPED ACREAGE   UNDEVELOPED ACREAGE
ACRES EXPIRING                                      --------------------  --------------------
TWELVE MONTHS ENDING                                  GROSS       NET       GROSS       NET
--------------------------------------------------  ---------  ---------  ---------  ---------
December 31, 1999.................................      4,616      4,077      4,616      3,917
December 31, 2000.................................      3,241      2,892      3,241      2,331
December 31, 2001.................................      6,765      4,929      6,765      4,403
December 31, 2002.................................     56,269     20,789     56,269     14,444
December 31, 2003 and thereafter..................    574,891    427,260    574,891    264,365
                                                    ---------  ---------  ---------  ---------
Primary Term Acreage..............................    645,782    459,947    645,782    289,460
Held by Production Acreage(1).....................     23,470     20,166     23,470     15,474
                                                    ---------  ---------  ---------  ---------
Total Undeveloped Acreage.........................    669,252    480,113    669,252    304,934
                                                    ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------

------------------------

(1) Held by production acreage is leasehold interest in oil and gas properties, which is beyond its primary term and is being kept in force by virtue of production of oil and gas in commercial quantities.

(2) Pro forma to give effect to the closing of the CMS transaction which occurred on January 15, 1999. See "Item 1--Description of Business--CMS Transaction." Approximately 20,000 net undeveloped acres are subject to an election to purchase on behalf of CMS pursuant to the terms of the CMS transaction.

PROPERTIES

    Following the second closing of the CMS transaction on January 15, 1999, we owned oil and gas leases covering approximately 304,934 net acres in the Powder River Basin of Wyoming and Montana. Since the second closing, we have acquired an additional 6,800 net acres outside of the Pennaco/CMS area of mutual interest, increasing our leasehold total to approximately 311,800 net acres as of March 1, 1999. Approximately 56% of the acreage is located on federal and state land and approximately 44% of the acreage is located on private land. Our leases generally have five to ten year primary terms. The federal leases are generally ten year term leases and newly acquired fee and state leases are generally five-year term leases.

    Our Powder River Basin leasehold can generally be divided into four separate project areas as follows:

    SOUTH GILLETTE AREA--We now hold approximately 16,000 net acres in this project area located near the town of Gillette, Wyoming and outside the CMS area of mutual interest. We began our initial drilling program in this area and 180 of our 197 gas wells drilled as of June 15, 1999 are located here. We operate all of our South Gillette Area wells which have an average 93% working interest. The wells are either producing or are in the process of being tested, dewatered and connected to gathering and compression systems. Our first gas production began flowing from this area in April 1999.

    NORTHERN FAIRWAY AREA--We hold approximately 142,000 net acres in this project area located north of the town of Gillette, Wyoming, up to the Wyoming border on the east side of the basin. Virtually all of our leasehold acreage in this area is included in the area of mutual interest with CMS. We drilled and are the operator of 11 exploratory coal bed methane wells in the Spotted Horse Prospect located in this area. We also drilled and are the operator of five exploratory coal bed methane wells in the Collums Prospect. The wells in these two prospects are in the process of completion and testing.

    BORDER AREA--We hold approximately 92,000 net acres in this project area located in Montana adjoining the Wyoming border adjacent to the Northern Fairway Area and the Sherian Area. All of our leasehold in this area is included in the area of mutual interest with CMS. While we have not drilled any wells in this area, some industry coal bed methane drilling activity has occurred adjacent to the Border Area with encouraging results.

    SHERIDAN AREA--We hold approximately 62,000 net acres in this project area located in Wyoming primarily east of the town of Sheridan on the west side of the basin. Virtually all of our leasehold in this area is included in the area of mutual interest with CMS. We have not drilled any wells in this area.

    Historically, oil and gas has been produced from a number of other reservoirs in the Powder River Basin that are typically greater in depth than coal bed methane locations. Over 75% of our leasehold acreage allow for development of all depths. These leases cover both the shallow coal bed methane and exploration potential for oil and gas from the deeper horizons. Past exploration of the sedimentary section below the Paleocene coal section has resulted in production from sandstone reservoirs in 25 formations from upper Cretaceous to Pennsylvanian age. No such production has been generated from our leases.

TITLE TO PROPERTIES

    As is customary in the oil and gas industry, only a preliminary title examination is conducted at the time we acquire oil and gas leases covering properties believed to be suitable for drilling operations. Prior to the commencement of drilling operations, a thorough title examination of the drill site tract is conducted by independent attorneys. Once production from a given well is established, we prepare a division order title report indicating the proper parties and percentages for payment of production proceeds, including royalties. We believe that title to our leasehold properties is good and defensible in accordance with standards generally acceptable in the oil and gas industry. Our properties are subject to customary royalty interests, liens incident to operating agreements, liens for current taxes and other burdens which we believe do not materially interfere with the use of or affect the value of such properties.

OFFICE FACILITIES

    Our office space is currently subleased pursuant to an agreement with Evansgroup, Inc. The term of the sublease commenced on April 6, 1998 and expires on September 30, 2000. The sublease covers approximately 11,524 square feet at a yearly rent of approximately $173,000.

    We also lease office and lodging space in Gillette, Wyoming. The lease covers approximately 9,000 square feet at a yearly rent of approximately $17,400. In February 1999 a new lease/purchase agreement was entered into whereby the term of the lease/purchase agreement commences on April 4, 1999 and expires December 31, 2000. The yearly rent is approximately $17,400. Under terms of the purchase option, $1,000 per month of the rent is deemed to apply to a purchase option on the property. The purchase option expires January 7, 2001.

                                   MANAGEMENT

    The following tables show our officers, directors, and key employees and consultants:

EXECUTIVE OFFICERS AND DIRECTORS                          AGE                             POSITION
----------------------------------------------------      ---      ------------------------------------------------------
Jeffrey L. Taylor...................................          31   Chairman of the Board, Director
Paul M. Rady........................................          45   President, Chief Executive Officer, Director
Glen C. Warren, Jr..................................          43   Chief Financial Officer, Executive Vice President,
                                                                   Director
Gregory V. Gibson...................................          49   Vice President, Legal, Secretary, Director
Terrell A. Dobkins..................................          46   Vice President of Production
Brian A. Kuhn.......................................          40   Vice President of Land
David W. Lanza......................................          30   Director


OTHER KEY EMPLOYEES AND CONSULTANTS                       AGE                             POSITION
----------------------------------------------------      ---      ------------------------------------------------------
William Travis Brown, Jr............................          53   Co-Manager, Geology
Gregory S. Hinds....................................          35   Co-Manager, Geology
Dirck Tromp.........................................          32   Staff Geologist
John Dolloff........................................          69   Senior Geological Consultant
Charles E. Brammeier................................          42   Controller

    JEFFREY L. TAYLOR, CHAIRMAN OF THE BOARD, DIRECTOR

    Currently Mr. Taylor is the President and Director of Foreign Investments for the London Taylor Group. The London Taylor Group is a southern California-based financial service provider acting as venture capitalist and investment banker to private and small cap public companies. During the last five years, Mr. Taylor has been a Member of the Board of Directors of various public companies including, TransAmerica Industries, Yuma Gold Mines, and Cornucopia Resources. He has also served during the last five years as Vice President of Metallica Resources, Vice President of Goldbelt Resources, Vice President of Arrowhead Minerals Corporation, and Executive Vice President of Corporate Finance of Ultra Petroleum. Prior to founding the London Taylor Group, Mr. Taylor was an analyst and financial service provider for Global Resource Investments, Inc. of Carlsbad, California and the Chief Financial Officer for International Art Commission of San Francisco, California. Mr. Taylor holds a Master of Business Administration, Finance degree from the University of San Diego.

    PAUL M. RADY, CHIEF EXECUTIVE OFFICER, PRESIDENT, DIRECTOR

    Mr. Rady joined the Company in June 1998 as its Chief Executive Officer, President and Director. Mr. Rady has entered into an employment agreement with an initial term of four years with automatic renewal provisions. Mr. Rady was with Barrett Resources Corporation, an oil and gas exploration and production company listed on the New York Stock Exchange, for approximately eight years. During his tenure at Barrett, Mr. Rady held various executive positions including his most recent position as Chief Executive Officer, President and Director. As Chief Executive Officer he was responsible for all aspects of the Company including, operations, financings, representing the corporation to the investment community, and working with the Board of Directors to set the direction of the Company. Other positions held by Mr. Rady were Chief Operating Officer, Executive Vice President--Exploration, and Chief Geologist-- Exploration Manager. Prior to his employment at Barrett, Mr. Rady was with Amoco Production Company based in Denver, Colorado for approximately 10 years. Mr. Rady received a Bachelor of Arts degree in Geology from Western State College of Colorado and a Master of Science degree in Geology from Western Washington University.

    GLEN C. WARREN, JR., CHIEF FINANCIAL OFFICER, EXECUTIVE VICE PRESIDENT,
     DIRECTOR

    Mr. Warren joined the Company in July 1998 as its Chief Financial Officer, Executive Vice President and Director. Mr. Warren has entered into an employment contract with an initial term of four years with automatic renewal provisions. Prior to assuming his duties as the Company's Chief Financial Officer, Mr. Warren was an investment banker with Lehman Brothers Inc. in New York and focused on equity and debt financing, as well as mergers and acquisitions for energy and natural resource companies. Prior to Lehman Brothers, Mr. Warren was also an investment banker with Dillon, Read & Co., Inc. and Kidder, Peabody & Co. Incorporated with a total of nine years of investment banking experience. Mr. Warren also has six years of oil and gas exploration and production experience with Amoco Production Company in New Orleans. Mr. Warren received a Master of Business Administration degree from the Anderson Graduate School of Management at U.C.L.A. and a Juris Doctorate degree and a Bachelor of Arts degree in Interdisciplinary Science, both from the University of Mississippi.

    GREGORY V. GIBSON, VICE PRESIDENT, LEGAL, SECRETARY, DIRECTOR

    Mr. Gibson has been an attorney specializing in securities and securities broker dealerships for over 15 years. Mr. Gibson is a southern California-based practicing attorney with the law firm of Gibson, Haglund & Johnson. Prior to his present affiliations, Mr. Gibson was corporate counsel for three years to Global Resource Investment Limited, a southern California-based broker-dealer specializing in resource and foreign publicly traded securities. Prior to working at Global, Mr. Gibson was practicing securities and international law with the law firms of Gibson & Haglund and Gibson, Ogden & Johnson. Mr. Gibson attended Claremont Men's College and Brigham Young University for undergraduate studies and received his Juris Doctorate degree from Pepperdine University School of Law.

    TERRELL A. DOBKINS, VICE PRESIDENT--PRODUCTION

    Mr. Dobkins has over 20 years experience in the oil and gas industry. Mr. Dobkins started his career at Amoco Production Company where he had extensive experience in Rocky Mountain Low Permeability Gas Reservoirs and worked in operations, completions and reservoir engineering. Mr. Dobkins worked as a Manager for three years at American Hunter Exploration where he was involved in all U.S. operations and engineering. More recently, Mr. Dobkins served eight years at Barrett Resources, most recently as Manager of Acquisitions, and was involved in the development of several projects, including completions, operations and reservoir engineering. Mr. Dobkins received a Bachelor of Science degree in Chemical Engineering from the University of New Mexico.

    BRIAN A. KUHN, VICE PRESIDENT--LAND

    Mr. Kuhn has 18 years experience in the oil and gas industry as a landman. Mr. Kuhn worked as a landman for thirteen years at Amoco Production Company from June 1980 to April 1993. While at Amoco, Mr. Kuhn spent three years in the Powder River Basin and other basins of the Rocky Mountain region. Most recently, Mr. Kuhn was employed as a Division Landman for five years at Barrett Resources Corporation where he worked in the Rocky Mountain region and numerous other basins. Mr. Kuhn has extensive experience in the acquisition of producing properties, testifying as expert witness before state regulatory agencies, management of lease acquisition and negotiation of both large and small exploration transactions. Mr. Kuhn earned a Bachelor of Business Administration degree in Petroleum Land Management from the University of Oklahoma in May 1980. Mr. Kuhn is also a member of the American Association of Petroleum Landmen, Oklahoma City Association of Petroleum Landmen and the Tulsa Association of Petroleum Landmen.

    DAVID W. LANZA, DIRECTOR

    Mr. Lanza has been a real estate developer, oil and gas real property and lease developer, and business owner in California, Nevada, Colorado, Texas and Wyoming for the past ten years. He is currently the President of Hust Brothers, a commercial real estate and development company, Vice President and principal of Hust Brothers Inc., a national automotive wholesale company, and President and principal of Colusa Motor Sales. Mr. Lanza has majority interest in Marysville Auto Parts which owns and operates 13 automotive chain stores. Mr. Lanza graduated from the University of Southern California receiving his Bachelor of Science in Business Administration.

    WILLIAM TRAVIS BROWN, JR., CO-MANAGER, GEOLOGY

    Mr. Brown is a senior geologist for Pennaco with 32 years of experience in the oil and gas industry. He began his career with Amoco in 1969 as an operations and production geologist in the Rocky Mountain Region. He has extensive experience in the Green River and Powder River Basins. From 1969 to present, Mr. Brown has conducted extensive work in 3-D seismic & stratigraphic analysis, geological mapping, well site analysis, and strategic land acquisition for several companies including Amoco Production, Lear Petroleum, Davis Oil, and Coastal Oil and Gas where he initiated the coal degassification CBM project in the Powder River Basin. Mr. Brown received his Bachelor of Science degree in Geology at Columbia University and his Master of Science and Ph.D. candidacy in Geology at the University of New Mexico.

    GREGORY S. HINDS, CO-MANAGER, GEOLOGY

    Mr. Hinds is a senior geologist for the company with nine years of experience in the oil and gas industry. He began his career with Enserch Exploration as an exploration geologist, primarily working the Permian Basin of West Texas and the Austin Chalk trend of the Texas coastal plan. He then joined Barrett Resources as an Operations geologist, ultimately advancing to the position of senior exploration geologist. Mr. Hinds has had exposure to virtually all Rocky Mountain Basins as well as every producing region in Texas and the Mid-continent. Throughout his career, he has utilized 3-D seismic, horizontal drilling and numerous computer applications in the search for oil and gas. Mr. Hinds received his Bachelor of Science degree in Geology from Louisiana State University and his Master of Science in Geology from Texas A&M University.

    DIRCK TROMP, STAFF GEOLOGIST

    Mr. Tromp is a certified professional geologist with nine years of varied geologic and hydrogeologic experience in the petroleum, mining, and environmental fields. He began his career as a research geologist with the U.S. Geological Survey. The majority of his experience has been as a hydrogeologist and geochemist with Roy F. Weston, Inc., an international environmental consulting firm. Mr. Tromp has extensive experience with digital mapping, 3-D computer hydrologic conceptual modeling and groundwater flow modeling. He has designed and installed groundwater systems and hydrocarbon recovery wells. He has a strong working knowledge of environmental compliance requirements. Mr. Tromp holds a Bachelor of Science degree in Geological Engineering and Master of Science degree in Geology/ Geochemistry both from the Colorado School of Mines.

    JOHN DOLLOFF, SENIOR GEOLOGY CONSULTANT

    Mr. Dollof is a consulting senior geologist to the Company. Mr. Dolloff has over 40 years of exploration and production geology and management experience in the Rocky Mountain, Mid-Continent and west Texas areas. Beginning his career with Standard Oil of Texas, he was staff geologist with the predecessor of Champlin Petroleum (Union Pacific Resources) where he advanced to become District Manager. He became Regional Manager for Helmerich & Payne and for nine years he managed an 11-state oil and gas exploration program. He has also served as exploration manager and Senior Vice-

President for several petroleum companies in the Rocky Mountain Region. Mr. Dolloff earned his Bachelor of Science degree in Geology from Yale University and Master of Science degree in Geology from University of Minnesota.

    CHARLES E. BRAMMEIER, CONTROLLER

    Mr. Brammeier has 19 years of accounting experience in the oil and gas industry where he has been extensively involved in filings with the Securities and Exchange Commission as well as property acquisitions. Prior to his joining the Company, Mr. Brammeier worked for ten years at Presidio Oil Company where he became Vice President of Accounting--Controller. Prior to Presidio Oil Company, Mr. Brammeier worked for nine years in various capacities at Petro-Lewis Corporation. Mr. Brammeier earned a Bachelor of Science degree in Accounting from Colorado State University and is a Certified Public Accountant.

    The board of directors is divided into three separate classes. Class I consists of Mr. Taylor, whose terms will expire at the 2000 annual meeting. Class II consists of Messrs. Warren and Lanza, whose terms will expire at the 2001 annual meeting. Class III consists of Messrs. Rady and Gibson, whose terms will expire at the 2002 annual meeting. The term of office for directors elected at each annual meeting is three years.

EXECUTIVE COMPENSATION

    We have entered into four-year employment agreements with Paul M. Rady, who was hired in June 1998, and Glen C. Warren, Jr., who was hired in July 1998.

    The employment agreement with Mr. Rady provides for a salary of $120,000 per year, bonus compensation equal to 2% of Pennaco's net cash flow, participation in our standard insurance plans for our executives, and participation in our other incentive compensation programs at the discretion of the Board of Directors. Mr. Rady was granted 400,000 stock options exercisable at $2.50 per share and 400,000 stock options exercisable at $5.00 per share which vest ratably over a four-year period commencing in June 1999. Mr. Rady's stock options are subject to accelerated vesting in the event of his termination without cause or in the event of a change of control. The stock options expire in 2008, subject to earlier termination if the employment is terminated. If Mr. Rady's employment with Pennaco is terminated without cause prior to June 1, 1999, Mr. Rady is entitled to termination compensation of $2,000,000. If Mr. Rady's employment is terminated without cause after June 1, 1999, Mr. Rady is entitled to termination compensation of $3,000,000. Mr. Rady's employment agreement automatically renews on each anniversary of the effective date after June 1, 2001 for an additional two years unless we notify Mr. Rady in writing 90 days prior to such anniversary that we will not be renewing his employment agreement.

    The employment agreement with Mr. Warren provides for a salary of $100,000 per year, bonus compensation of $150,000 for 1999 and equal to 1% of Pennaco's net cash flow thereafter, participation in our standard insurance plans for our executives, and participation in our other incentive compensation programs at the discretion of the Board of Directors. Mr. Warren was granted 200,000 stock options exercisable at $2.50 per share, 100,000 stock options exercisable at $3.25 per share, and 200,000 stock options exercisable at $5.00 per share which vest ratably over a four-year period commencing in July 1999. The stock options expire in 2008. Mr. Warren's stock options are subject to accelerated vesting in the event of his termination without cause or in the event of a change of control. If Mr. Warren's employment with Pennaco is terminated without cause prior to July 1, 1999, Mr. Warren is entitled to termination compensation of $400,000. If Mr. Warren's employment is terminated without cause after July 1, 1999 but before July 1, 2000, Mr. Warren is entitled to termination compensation of $750,000. If Mr. Warren's employment with is terminated without cause after July 1, 2000, Mr. Warren is entitled to termination compensation of $1,250,000. Mr. Warren's employment agreement automatically renews on each anniversary of the effective date after June 1, 2002 for an additional year, unless we notify Mr. Warren in writing 90 days prior to such anniversary that we will not be renewing his employment agreement.

    The following table provides summary information concerning compensation earned by our Chief Executive Officer and our three most highly compensated officers during the period ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                                   LONG-TERM
                                                                                                  COMPENSATION
                                                                    ANNUAL                           AWARDS
                                                                 COMPENSATION      OTHER ANNUAL    SECURITIES
                                                              ------------------   COMPENSATION    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION                                     SALARY     BONUS       (1)        OPTIONS (#)    COMPENSATION
------------------------------------------------------------  ----------   -----   ------------   ------------   ------------
Paul W. Rady ...............................................
  President and Chief Executive Officer                        $65,077(2)   --        --            800,000         --

Glen C. Warren, Jr. ........................................
  Chief Financial Officer and Executive Vice President          49,680(3)   --        --            513,228         --

Terrell A. Dobkins .........................................
  Vice President--Production                                    46,465(4)   --        --            250,000         --

Brian A. Kuhn ..............................................
  Vice President--Land                                          41,548(5)   --        --            150,000         --

------------------------

(1) We recognized non-cash compensation expense relating to restricted common stock and warrants purchased by Mr. Warren of $675,000, and stock options issued to Mr. Dobkins of $556,250 and Mr. Kuhn of $412,500, respectively, in the third quarter of 1998. This non-cash expense was recognized in accordance with APB No. 25, "Accounting for Stock Issued to Employees." Compensation expense was calculated based on the difference between the closing price per share on the last trading day prior to the date of purchase and the $1.75 unit price for restricted shares and warrants purchased by Mr. Warren. Compensation expense for Mr. Dobkins and Mr. Kuhn was calculated based on the difference between the closing price per share on the last trading day prior to the date of employment and the exercise price for options awarded. The restricted securities were offered as incentive to attract a senior management team. We believe that the offers made by the Board of Directors in June 1999 were at market value due to the restricted nature of the securities to be issued and the lack of a liquid trading market for our common stock at the time the offers were made which was prior to the date that our stock was first quoted on the OTC Bulletin Board system. However, APB No. 25 requires the measurement of compensation expense at the date of employment rather than at the offer date. Further, APB No. 25 requires that compensation be measured based on the quoted market price of our stock once the stock is publicly traded. While we were not an SEC registrant until September 8, 1998, our shares were quoted on the OTC Bulletin Board system beginning July 1, 1998. Our shares were initially listed on the American Stock Exchange on April 19, 1999.

(2) Mr. Rady became an executive officer on June 16, 1998, compensated at an annual salary of $120,000.

(3) Mr. Warren became an executive officer on July 2, 1998, compensated at an annual salary of $100,000.

(4) Mr. Dobkins became an officer on July 6, 1998, compensated at an annual salary of $95,000.

(5) Mr. Kuhn became an officer on July 9, 1998, compensated at an annual salary of $87,000.

1998 STOCK OPTION AND INCENTIVE PLAN

    On March 24, 1998, the Board of Directors adopted the 1998 Stock Option and Incentive Plan which was subsequently approved by our stockholders. Our stockholders approved an amendment to the plan on June 29, 1998. The plan is intended to provide incentive to key employees and directors of, and key consultants, vendors, customers, and others

    - expected to provide significant services to Pennaco,

    - to encourage proprietary interest in Pennaco,

    - to encourage such key employees to remain in our employ,

    - to attract new employees with outstanding qualifications, and

    - to afford additional incentive to consultants, vendors, customers, and others to increase their efforts in providing significant services to the Company.

The plan is administered by the Board of Directors or can be administered by a committee appointed by the Board of Directors, which committee shall be constituted to permit the plan to comply with Rule 16b-3 of the Act, and which shall consist of not less than two members. The Board of Directors, or the committee if there is one, at its discretion, can select the eligible employees and consultants to be granted awards, determine the number of shares to be applicable to such award, and designate any options as incentive stock options or nonstatutory stock options, except that no incentive stock option may be granted to a non-employee director or a non-employee consultant. The stock subject to awards granted under the plan are shares of our authorized but unissued or reacquired common stock. The aggregate number of shares which may be issued as awards or upon exercise of awards under the plan is 4,500,000 shares. As of December 31, 1998, non-statutory stock options to purchase 2,969,365 have been granted to key employees and directors for exercise prices ranging from $1.25 to $5.00 per share pursuant to the vesting schedules of the respective agreements. Options in the amount of 616,500 are vested as of December 31, 1998 while the balance of the options vest over the passage of time or are tied to certain benchmarks being achieved with regards to the drilling of wells or obtaining certain annual gross production revenues. The shares that may presently be issued pursuant to the exercise of an option awarded by the plan have not been registered under the Securities Act of 1933, any state securities authority, nor any foreign securities authority, and will be subject to the limitations of Rule 144.

    The following table reflects certain information regarding stock options granted to the Named Executive Officers during the period ended December 31, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                 INDIVIDUAL GRANTS
                                                           ------------------------------
                                                             PERCENTAGE OF
                                                             TOTAL OPTIONS
                                             NUMBER OF        GRANTED TO
                                            SECURITIES      EMPLOYEES AS OF    EXERCISE
                                            UNDERLYING     THE PERIOD ENDED    PRICE PER
                                          OPTIONS GRANTED  DECEMBER 31, 1998     SHARE          EXPIRATION DATE
                                          ---------------  -----------------  -----------  --------------------------
Paul M. Rady............................       400,000              13.5%      $    2.50         June 15, 2008
                                               400,000              13.5%      $    5.00         June 15, 2008

Glen C. Warren, Jr......................       200,000               6.8%      $    2.50          July 1, 2008
                                               100,000               3.4%      $    3.25          July 1, 2008
                                               200,000               6.8%      $    5.00          July 1, 2008
                                                13,228               0.4%      $    3.25       September 3, 2008

Terrell A. Dobkins......................       175,000               5.9%      $    3.25   July 6, 2004 through July
                                                                                                   6, 2007(1)
                                                75,000               2.5%      $    2.50   July 6, 2004 through July
                                                                                                   6, 2007(1)

Brian A. Kuhn...........................       100,000               3.4%      $    3.25   July 9, 2004 through July
                                                                                                   9, 2007(1)
                                                50,000               1.7%      $    2.50   July 9, 2004 through July
                                                                                                   9, 2007(1)

------------------------

(1) Option expiration date is five years subsequent to vesting which occurs ratably over a four year period from the date of grant.

    The following table reflects certain information concerning the number of unexercised options held by the Named Officers and the value of such officers' unexercised options as of December 31, 1998. No options were exercised by the Named Officers during the period ended December 31, 1998.

             OPTION VALUES AS OF THE PERIOD ENDED DECEMBER 31, 1998

                                                                      NUMBER OF SECURITIES
                                                                     UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN THE
                                                                         OPTIONS HELD AT            MONEY OPTIONS HELD AT
                                                                        DECEMBER 31, 1998           DECEMBER 31, 1998 (1)
                                                                   ---------------------------   ---------------------------
                                                                   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                                   -----------   -------------   -----------   -------------
Paul W. Rady.....................................................    --             800,000        --            $450,000
Glen C. Warren, Jr...............................................    --             513,228        --             267,460
Terrell A. Dobkins...............................................    --             250,000        --             150,000
Brian A. Kuhn....................................................    --             150,000        --              93,750

------------------------

(1) Options are "in-the-money" if the closing market price of the Company's Common Stock exceeds the exercise price of the options. The exercise price of the options granted to the Named Officers is $2.50 per share and $3.25 per share. The value of unexercised options for each of the Named Officers represents the difference between the exercise price of such options and the closing price of the Company's Common Stock on December 31, 1998 ($3.625 per share).

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    If we deal with related parties, the fairness of the transactions will be reviewed only by members of our Board of Directors that do not have interests in the transactions.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth information concerning the beneficial ownership of the our common stock and stock purchase warrants as of April 15, 1999 for (i) each current director who owns shares, (ii) each officer who owns shares, (iii) all persons that we know beneficially own more than 5% of the outstanding shares of our common stock, (iv) all Pennaco officers and directors as a group, and (v) each of the security holders offering stock for sale pursuant to this prospectus. All persons listed, unless otherwise noted, have an address in care of Pennaco's principal executive offices and have sole voting and investment power with respect to their shares unless otherwise indicated. The information presented under "Shares Beneficially Owned After Offering" assumes that all of the shares offered by the selling stockholders will be sold. Unless otherwise noted, each of the stockholders listed below has an address c/o Pennaco Energy, Inc., 1050 17th Street, Suite 700, Denver, Colorado 80265.

                                                       SHARES BENEFICIALLY
                                                     OWNED PRIOR TO OFFERING                   SHARES BENEFICIALLY
                                                               (1)                            OWNED AFTER OFFERING
                                                    -------------------------  SHARES BEING  -----------------------
NAME                                                  NUMBER     PERCENT (2)     OFFERED       NUMBER      PERCENT
--------------------------------------------------  ----------  -------------  ------------  ----------  -----------
Paul M. Rady......................................     857,144(3)         5.7%     285,715      571,429         3.8%
Jeffrey L. Taylor.................................     543,375(4)         3.6%      --          543,375         3.6%
Glen C. Warren, Jr................................     262,500(5)         1.7%      87,500      175,000         1.2%
Gregory V. Gibson.................................     100,000(6)           *       --          100,000           *
David W. Lanza....................................      66,000(7)           *       --           66,000           *
William Travis Brown..............................      87,500(8)           *       25,000       62,500           *
R.I.S. International..............................   2,500,000(9)        16.5%      --        2,500,000        16.5%
State Street Research & Management................   1,500,000 10)         9.9%   1,500,000      --          --
Centennial Energy Partners, L.P...................     300,000 11)         2.0%     300,000      --          --
Tercentennial Energy Partners, L.P................     268,500 11)         1.8%     268,500      --          --
Quadrennial Partners, L.P.........................     250,000 11)         1.7%     250,000      --          --
Investment 11, L.L.C..............................      25,000 11)           *      25,000       --          --
Centennial Overseas Fund, Ltd.....................      20,000 11)           *      20,000       --          --
Arpels Financial Services Corporation.............     165,000          1.1%       165,000       --          --
Excalibur Funds Group.............................     110,000            *        110,000       --          --
Jayvee & Co.......................................      82,500            *         82,500       --          --
Yorkton Securities, Inc. .........................      75,200 12)           *      75,200       --          --
Aton Venture Fund Ltd.............................      41,250            *         41,250       --          --
Yorkton Securities in Trust for
  Michael McMurrich...............................      33,000            *         33,000       --          --
Dynachem, Inc.....................................      27,500            *         27,500       --          --
All officers and directors as a group
  (six persons)...................................   1,904,019         12.6%       373,215    1,530,804        10.1%

------------------------

  * Represents less than 1% of the common stock outstanding.

 (1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof have been exercised.

 (2) Assumes 15,144,179 shares outstanding plus, for each individual, any securities that specific person has the right to acquire upon exercise of presently exercisable stock options. Options and warrants held by persons other than the specific individual for whom an ownership interest percentage is being calculated are not considered in calculating that specific individual's ownership interest percentage.

 (3) Includes 285,715 shares issuable upon the exercise of presently exercisable stock purchase warrants, exercisable at a price of $1.75 per share.

 (4) Includes 400,000 shares issuable to Mr. Taylor upon the exercise of currently vested stock options, exercisable at a price of $1.25 per share. Mr. Taylor's address is 7220 Avenida Encinas, Suite 204, Carlsbad, California 92009.

 (5) Includes 87,500 shares issuable upon the exercise of presently exerciseable stock purchase warrants exerciseable at a price of $1.75 per share.

 (6) Represents 100,000 shares issuable upon the exercise of currently vested stock options, exercisable at a price of $1.25 per share. Mr. Gibson's address is 2 Park Plaza, Suite 450, Irvine, California 92614.

 (7) Includes 50,000 shares issuable upon the exercise of currently vested stock options, exercisable at a price of $1.25 per share. Mr. Lanza's address is 2 Park Plaza, Suite 450, Irvine, California 92614.

 (8) Includes 25,000 shares issuable upon the exercise of presently exercisable stock purchase warrants, exercisable at a price of $1.75 per share and 12,500 shares issuable upon the exercise of currently vested stock options, exercisable at a price of $2.50 per share.

 (9) R.I.S. Resources International is a holding company that specializes in natural gas development in the western United States. The address of R.I.S. is 609 West Hastings Street, 11th Floor, Vancouver, British Columbia V6B 4W4, Canada. According to the directors and officers of R.I.S., the only person who owns more than 10% of the outstanding voting rights of R.I.S. is John Hislop, who owns 10.22% of the outstanding R.I.S. common stock.

(10) State Street Research and Management is an Investment Adviser registered under Section 203 of the Investment Advisors Act of 1940. The address of State Street is One Financial Center, 30th Floor, Boston, Massachusetts 02111-2640. The shares attributed to State Street are owned by State Street's clients.

(11) These shares are under common control. Each entity's address is 900 Third Ave., Suite 1801, New York, New York 10022.

(12) Represents 75,200 shares issuable upon the exercise of stock purchase warrants with an exercise price of $3.58 per share which expire on September 3, 2000. The address of Yorkton Securities is 181 Bay Street, Suite 3100, Box 830, Toronto, Ontario, M5J 2T3, Canada.

                           DESCRIPTION OF SECURITIES

GENERAL

    Our authorized capital stock consists of 50,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock. The following summary of the terms and provisions of our capital stock does not purport to be complete and is qualified in its entirety by reference to our Articles of Incorporation and By-Laws, which have been filed as exhibits to our registration statement, of which this prospectus is a part, and applicable law.

COMMON STOCK

    The holders of common stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors. Such holders are not entitled to vote cumulatively for the election of directors. Holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of directors standing for election.

    Holders of common stock are entitled to participate pro rata in such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. Holders of common stock are entitled to share ratably in our net assets upon liquidation after payment or provision for all liabilities.

Holders of common stock have no preemptive rights to purchase shares of Pennaco stock. Shares of common stock are not subject to any redemption provisions and are not convertible into any of our other securities. All outstanding shares of common stock are fully paid and non-assessable.

    Our common stock is listed on the American Stock Exchange system under the symbol "PN."

    As of April 15, 1999, there were 15,144,179 shares issued and outstanding.

STOCK PURCHASE WARRANTS

    We issued 607,500 warrants with an exercise price of $5.00 per share on September 4, 1998, via a private placement exempt from the registration requirements of the Securities Act. These warrants expired on March 4, 1999.

    As of April 15, 1999 we had 398,215 warrants outstanding with an exercise price of $1.75 per share for the first year of exercisability and $1.96 per share for the second year of exercisability. 310,715 of these warrants were issued July 1, 1998 and 87,500 were issued September 4, 1998, via private placements exempt from the registration requirements of the Securities Act and may be exercised within two years from the date of issuance.

    As of April 15, 1999 we had 128,000 warrants outstanding with an exercise price of $1.25 per share issued April 15, 1998, via a private placement exemption from the registration requirements of the Securities Act. These warrants are exercisable anytime after April 15, 1999 and expire on April 15, 2000.

    As of April 15, 1999 we had 75,200 warrants outstanding with an exercise price of $3.58 per share issued September 4, 1998, via a private placement exemption from the registration requirements of the Securities Act. These warrants may be exercised any time within two years from the date of issuance.

    No shares underlying the above-referenced warrants have been registered under the Securities Act.

    As of April 15, 1999 we had 90,000 warrants outstanding with an exercise price of $4.72 per share issued November 24, 1998, via a private placement exemption from the registration requirements of the Securities Act. These warrants are exercisable any time after November 24, 1998 and expire November 24, 2002.

TRANSFER AGENT

    Our transfer agent is: Harris Trust and Savings Bank, P.O. Box A3504, Chicago, Illinois 60690-3504.

                              PLAN OF DISTRIBUTION

    We are registering the common stock on behalf of selling stockholders. As used in this prospectus, "selling stockholders" includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the common stock offered hereby will be paid by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of common stock will be borne by the selling stockholders. Sales of common stock may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions) through the American Stock Exchange, in negotiated transactions, through put or call option transactions relating to the common stock, through short sales of common stock, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of common stock by the selling stockholders.

    The selling stockholders may sell common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or purchasers of common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both. The compensation as to a particular broker-dealer might be in excess of customary commissions.

    The selling stockholders and any broker-dealers that act in connection with the sale of common stock might be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling stockholder against liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the common stock against certain liabilities, including liabilities arising under the Securities Act.

    Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

    Selling stockholders also may resell all or a portion of the common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of the Rule.

    When we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Act, disclosing

    - the name of each such selling stockholder and of the participating broker-dealer(s),

    - the number of shares of common stock involved,

    - the price at which such shares of common stock were sold,

    - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

    - that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and

    - other facts, material to the transaction.

    In addition, when we are notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed. See "Principal and Selling Stockholders."

                                    EXPERTS

    Some of the information that appears in this registration statement regarding the December 31, 1998 estimated quantities of reserves of the underlying properties we own, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Ryder Scott Company independent petroleum engineers.

    The financial statements of Pennaco Energy, Inc. as of December 31, 1998, and for the period from January 26, 1998 (inception) to December 31, 1998, have been included in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    The legality of the common stock offered by this prospectus will be passed upon by Gibson, Haglund & Johnson. Mr. Gibson, a Director of Pennaco, is a partner with Gibson, Haglund & Johnson and is the beneficial owner of 100,000 shares of our common stock.

                 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

    David E. Coffey, C.P.A., the accounting firm that had previously been engaged as the principal accountant to audit the Company's financial statements, was dismissed in July 1998. Our Board of Directors approved the dismissal of David E. Coffey, C.P.A. The audit report previously issued by David E. Coffey, C.P.A. with respect to our financial statements did not contain an adverse opinion or a disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles. Our Board of Directors approved the selection of KPMG LLP as auditors for our financial statements for the period ending March 31, 1999, and KPMG LLP was engaged for such purpose in September 1998.

                         WHERE TO FIND MORE INFORMATION

    We have filed a registration statement on Form SB-2 to register with the SEC the stock that may be offered by the selling stockholders using this prospectus. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information contained in the registration statement or the exhibits to the registration statement.

    We are subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements, and other information with the SEC. The public may read and copy any reports, statements, or other information that we file at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

    You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

      Pennaco Energy, Inc.
       Attention: Glen C. Warren, Jr.
       1050 17th Street, Suite 700
       Denver, Colorado 80265
       (303) 629-6700

    You should rely on the information contained in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus.

    You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents, and neither the delivery of this prospectus or any prospectus supplement to you nor the issuance of stock under them will create any implication to the contrary.

                         INDEX TO FINANCIAL STATEMENTS

  PENNACO ENERGY, INC.--FINANCIAL STATEMENTS:

    Report of Independent Public Accountants..............................   F-2
    Balance Sheet at December 31, 1998....................................   F-3
    Statement of Operations for the period from January 26, 1998
     (inception) to December 31, 1998.....................................   F-4
    Statement of Stockholders' Equity for the period from January 26, 1998
     (inception) to December 31, 1998.....................................   F-5
    Statement of Cash Flows for the period from January 26, 1998
     (inception) to December 31, 1998.....................................   F-6
    Notes to Financial Statements.........................................   F-7

  PENNACO ENERGY, INC.--UNAUDITED FINANCIAL STATEMENTS FOR THE FIRST
    QUARTER OF 1999

    Balance Sheet at March 31, 1999 and December 31, 1998.................  F-18
    Statement of Operations for the three months ended March 31, 1999, the period from January 26, 1998 (inception) to March 31, 1998 and the cumulative period from January 26, 1998 (inception) to March 31,
     1999.................................................................  F-19
    Statement of Cash Flows for the three months ended March 31, 1999, the period from January 26, 1998 (inception) to March 31, 1998 and the cumulative period from January 26, 1998 (inception) to March 31,
     1999.................................................................  F-20
    Notes to Financial Statements.........................................  F-21

                        INDEPENDENT ACCOUNTANTS' REPORT

The Board of Directors
Pennaco Energy, Inc.:

    We have audited the accompanying balance sheet of Pennaco Energy, Inc. (a development stage company) as of December 31, 1998, and the related statements of operations, stockholders' equity and cash flows for the period from January 26, 1998 (inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pennaco Energy, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the period from January 26, 1998 (inception) to December 31, 1998, in conformity with generally accepted accounting principles.

KPMG LLP

Denver, Colorado
March 12, 1999

                              PENNACO ENERGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET

                                                                                           FOR THE YEAR ENDED
                                                                                           DECEMBER 31, 1998
                                                                                      ----------------------------
                                                                                                       PRO FORMA
                                                                                        HISTORICAL      (NOTE 2)
                                                                                      --------------  ------------
Current Assets:
  Cash..............................................................................  $    5,622,776    19,804,190
  Accounts receivable...............................................................         374,728       374,728
  Unit subscriptions receivable.....................................................         763,750       763,750
  Assets held for sale..............................................................       6,931,995       --
  Drilling deposit..................................................................         333,473       333,473
  Inventory.........................................................................         231,116       231,116
  Prepaid expenses and other current assets.........................................         151,858       151,858
                                                                                      --------------  ------------
    Total current assets............................................................      14,409,696    21,659,115
                                                                                      --------------  ------------
Property and equipment, at cost:
  Oil and gas properties, using the successful efforts method of accounting (note
    8):
    Unproved........................................................................       4,656,965     4,656,965
    Proved..........................................................................       1,358,769     1,358,769
  Other property and equipment......................................................         296,119       296,119
                                                                                      --------------  ------------
                                                                                           6,311,853     6,311,853
  Less accumulated depreciation.....................................................         (61,607)      (61,607)
                                                                                      --------------  ------------
    Net property and equipment......................................................       6,250,246     6,250,246
                                                                                      --------------  ------------
Deferred income tax asset...........................................................       1,266,000     1,806,000
Other assets........................................................................          99,795        99,795
                                                                                      --------------  ------------
                                                                                      $   22,025,737    29,815,156
                                                                                      --------------  ------------
                                                                                      --------------  ------------
Current liabilities:
  Bridge loan payable (notes 2 and 3)...............................................  $    5,600,000       --
  Lease acquisitions payable........................................................         618,586       --
  Accounts payable and accrued liabilities..........................................       1,964,228     1,964,228
  Income taxes payable..............................................................        --           5,389,000
                                                                                      --------------  ------------
    Total current liabilities.......................................................       8,182,814     7,353,228
                                                                                      --------------  ------------
Stockholders' equity (note 5):
  Common stock, $.001 par value. Authorized 50,000,000 shares; 14,795,179 shares
    issued and outstanding..........................................................          15,152        15,152
  Additional paid-in capital........................................................      17,640,644    17,640,644
  Retained earnings (deficit) accumulated during the development stage..............      (3,812,873)    4,806,132
                                                                                      --------------  ------------
    Total stockholders' equity......................................................      13,842,923    22,461,928
                                                                                      --------------  ------------
Commitments (note 7)
                                                                                      $   22,025,737    29,815,156
                                                                                      --------------  ------------
                                                                                      --------------  ------------

                See accompanying notes to financial statements.

                              PENNACO ENERGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF OPERATIONS
         PERIOD FROM JANUARY 26, 1998 (INCEPTION) TO DECEMBER 31, 1998

Revenue:
  Gain on sale of property.....................................................  $ 1,413,207
  Interest income..............................................................       55,286
                                                                                 -----------
    Total revenue..............................................................    1,468,493
                                                                                 -----------
Expenses:
  Exploration..................................................................    1,825,767
  Depreciation and amortization................................................       61,607
  General and administrative...................................................    3,977,592
  Interest expense.............................................................      682,400
                                                                                 -----------
    Total expenses.............................................................    6,547,366
                                                                                 -----------
    Loss before income taxes...................................................   (5,078,873)
Income tax benefit.............................................................    1,266,000
                                                                                 -----------
    Net loss and deficit accumulated during the development stage..............  $(3,812,873)
                                                                                 -----------
                                                                                 -----------
Loss per share.................................................................        (0.34)
                                                                                 -----------
                                                                                 -----------
Weighted average common shares outstanding.....................................   11,245,298
                                                                                 -----------
                                                                                 -----------

                See accompanying notes to financial statements.

                              PENNACO ENERGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENT OF STOCKHOLDERS' EQUITY
         PERIOD FROM JANUARY 26, 1998 (INCEPTION) TO DECEMBER 31, 1998

                                              COMMON STOCK           UNITS      ADDITIONAL
                                         -----------------------     TO BE       PAID-IN     ACCUMULATED
                                            SHARES      AMOUNT      ISSUED       CAPITAL       DEFICIT        TOTAL
                                         ------------  ---------  -----------  ------------  ------------  ------------
Balances at January 26, 1998
  (inception)..........................       --       $  --          --            --            --            --
Common stock issued in connection with
  share exchange (note 1)..............       995,000        995      --               (995)      --            --
Common stock issued for cash, net of
  offering costs of $178,014 (note
  5)...................................    12,030,000     12,030      --         10,607,551       --         10,619,581
Compensation relating to common stock
  and warrants (note 5)................       --          --          --          1,340,000       --          1,340,000
Stock option compensation (note 5).....       --          --          --            450,000       --            450,000
Units issued for cash, net of offering
  costs of $324,675 (note 5)...........     1,770,179      1,770      --          4,231,993       --          4,233,763
Warrants issued for properties and
  services (note 5)....................       --          --          --            248,702       --            248,702
Units to be issued from escrow (note
  5)...................................       356,500     --             357        763,393       --            763,750
Net loss for the period................       --          --          --            --         (3,812,873)   (3,812,873)
                                         ------------  ---------         ---   ------------  ------------  ------------
Balances at December 31, 1998..........    15,151,679  $  14,795         357     17,640,644    (3,812,873)   13,842,923
                                         ------------  ---------         ---   ------------  ------------  ------------
                                         ------------  ---------         ---   ------------  ------------  ------------

                See accompanying notes to financial statements.

                              PENNACO ENERGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS
         PERIOD FROM JANUARY 26, 1998 (INCEPTION) TO DECEMBER 31, 1998

Cash flows from operating activities:
  Net loss.....................................................................  $(3,812,873)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Gain on the sale of property...............................................   (1,413,207)
    Depreciation and amortization..............................................       61,607
    Compensation relating to common stock and warrants issued..................    1,340,000
    Stock option compensation..................................................      450,000
    Warrants issued for services...............................................       16,500
    Deferred income tax benefit................................................   (1,266,000)
    Increases in operating assets and liabilities:
      Accounts receivable......................................................     (374,728)
      Prepaid expenses and other current assets................................     (151,858)
      Inventory................................................................     (231,116)
      Other assets.............................................................      (99,795)
      Accounts payable and accrued liabilities.................................    1,964,228
                                                                                 -----------
        Net cash used by operating activities..................................   (3,517,242)
                                                                                 -----------
Cash flows from investing activities:
  Capital expenditures.........................................................  (19,198,439)
  Proceeds from sale of properties.............................................    7,600,000
  Drilling deposit.............................................................     (333,473)
  Increase in lease acquisitions payable.......................................      618,586
                                                                                 -----------
        Net cash used by investing activities..................................  (11,313,326)
                                                                                 -----------
Cash flows from financing activities:
  Proceeds from issuance of bridge loans.......................................    8,800,000
  Repayment of bridge loan.....................................................   (3,200,000)
  Proceeds from issuance of note payable.......................................      500,000
  Repayment of note payable....................................................     (500,000)
  Proceeds from issuance of common stock, net of offering costs................   14,853,344
                                                                                 -----------
        Net cash provided by financing activities..............................   20,453,344
        Net increase in cash...................................................    5,622,776
Cash at beginning of period....................................................      --
                                                                                 -----------
Cash at end of period..........................................................  $ 5,622,776
                                                                                 -----------
                                                                                 -----------
Supplemental disclosures of cash flow information:
  Cash paid for interest.......................................................  $   682,400
                                                                                 -----------
                                                                                 -----------
  Cash paid for income taxes...................................................  $   --
                                                                                 -----------
                                                                                 -----------

                See accompanying notes to financial statements.

                              PENNACO ENERGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                               DECEMBER 31, 1998

                         NOTES TO FINANCIAL STATEMENTS

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) ORGANIZATION AND BASIS OF PRESENTATION

       Pennaco Energy, Inc. (the "Company") is an independent energy company primarily engaged in the acquisition and development of natural gas production from coal bed methane properties in the Rocky Mountain region of the United States. The Company was incorporated on January 26, 1998 under the laws of the state of Nevada and its headquarters are in Denver, Colorado.

       The Company's activities to date have been limited to organizational activities, prospect development activities, acquisition of leases and option rights, and commencement of its drilling program. The Company currently has oil and gas lease rights in the Powder River Basin in northeastern Wyoming and southeastern Montana. Currently the Company has no revenue producing operations. Accordingly, the Company is considered to be in the development stage.

       The Company was incorporated as a wholly-owned subsidiary of International Metal Protection Inc. ("International Metal"). Subsequently, all of the outstanding shares of International Metal were exchanged for shares of the Company and International Metal was merged into the Company. The 995,000 shares issued in the exchange were recorded at their par value of $.001 per share as International Metal had no assets or liabilities at the date of the merger. International Metal and its predecessor, AKA Video Communications Inc., had been inactive for the two years ended December 31, 1997 and prior thereto.

    (b) USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities in the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (c) SIGNIFICANT RISKS

       The Company is subject to a number of risks and uncertainties inherent in the oil and gas industry. Among these are risks related to fluctuating oil and gas prices, uncertainties related to the estimation of oil and gas reserves and the value of such reserves, effects of competition and extensive environmental regulation, risks associated with the search for and the development of oil and gas reserves, and many other factors, many of which are necessarily beyond the Company's control. The Company's financial condition and results of operations will depend significantly upon the Company's ability to find and develop natural gas and oil reserves and upon the prices received for natural gas and oil produced, if any. These prices are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond the control of the Company.

    (d) CASH AND CASH EQUIVALENTS

       The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents.

                              PENNACO ENERGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                               DECEMBER 31, 1998

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (e) OIL AND GAS ACTIVITIES

       The Company follows the successful efforts method of accounting for its oil and gas activities. Accordingly, costs associated with the acquisition, drilling and equipping of successful exploratory wells are capitalized. Geological and geophysical costs, delay and surface rentals and drilling costs of unsuccessful exploratory wells are charged to expense as incurred. Costs of drilling development wells, both successful and unsuccessful, are capitalized. Upon the sale or retirement of oil and gas properties, the cost thereof and the accumulated depreciation and depletion are removed from the accounts and any gain or loss is credited or charged to operations. Upon the sale of a partial interest in an unproved property, the proceeds are treated as a recovery of cost. If the proceeds exceed the carrying amount of the property, a gain is recognized in operations. Depletion of capitalized acquisition, exploration and development costs is computed on the units-of-production method by individual fields as the related proved reserves are produced.

       Capitalized costs of unproved properties are assessed periodically and a provision for impairment is recorded, if necessary, through a charge to operations.

       Proved oil and gas properties are assessed for impairment on a field-by-field basis. If the net capitalized costs of proved oil and gas properties exceeds the estimated undiscounted future net cash flows from the property a provision for impairment is recorded to reduce the carrying value of the property to its estimated fair value.

    (f) OTHER PROPERTY AND EQUIPMENT

       Other property and equipment is recorded at cost. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of the assets, which range from 3 to 15 years.

    (g) INCOME TAXES

       The Company provides for income taxes using the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those differences are expected to be recovered or settled. Under the asset and liability method, the effect on deferred tax assets and liabilities of a change in income tax rates is recognized in the results of operations in the period that includes the enactment date.

    (h) STOCK-BASED COMPENSATION

       Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS 123), defines a fair value method of accounting for stock compensation plans. SFAS 123 allows an entity to measure compensation costs for these plans using the intrinsic value based method of accounting as prescribed in Accounting Principles Board Opinion No. 25, ACCOUNTING

                              PENNACO ENERGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                               DECEMBER 31, 1998

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
       FOR STOCK ISSUED TO EMPLOYEES (APB 25), which the Company has elected to follow. The pro forma disclosures of net loss and loss per share required by SFAS 123 are included in note 5.

    (i) LOSS PER SHARE

       Loss per share is based on the weighted average number of common shares outstanding during the period. Outstanding stock options and warrants were excluded from the computation as their effect was antidilutive.

(2) CMS TRANSACTION

    On October 23, 1998, the Company and CMS Oil and Gas Company signed a definitive agreement (the "CMS Agreement") relating to the development of the Company's Powder River Basin acreage (the "CMS Transaction"). Pursuant to the terms of the CMS Agreement, CMS Oil and Gas Company will acquire an undivided 50% working interest in approximately 492,000 net acres of Pennaco's leasehold position in the Powder River Basin for $28,000,000. The Company acquired the leasehold position which is being conveyed to CMS in the CMS Transaction for approximately $7,000,000. The purchase price provided for in the CMS Agreement was the result of arm's length negotiations between the Company and CMS. The joint operating agreement between the parties will be modeled after the 1989 AAPL Model Form of Joint Operating Agreement. The CMS Agreement provides that the parties will in good faith negotiate a development agreement for the exploration, development and production of coal bed methane from the leases. The development agreement will provide that each party will operate approximately 50% of the wells drilled in the area of mutual interest. Pennaco and CMS have divided the acreage in the area of mutual interest into project areas which will be operated by one party or the other. As is customary in oil and gas leasehold transactions, the agreement provides for the adjustment of the purchase price for title defects discovered prior to closing and for the opportunity for one party to participate in acquisitions made by the other party in the area of mutual interest defined in the agreement. The agreement also provides for a preferential purchase right to the other party in the event either CMS or the Company attempts to sell a portion of its interest in the acreage covered by the agreement. There is no preferential purchase right in the event that either party enters into a merger, reorganization or consolidation. All of the leases in the area of mutual interest are dedicated to CMS Gas Transmission and Storage, an affiliate of CMS Oil and Gas Company, for gathering, compression and transportation.

    Pursuant to the terms of the CMS Agreement, CMS agreed to pay Pennaco $5,600,000 of earnest money in the form of a non-interest bearing bridge loan (the "CMS Bridge Loan") which was secured by substantially all of the Company's oil and as leases. Approximately $3,200,000 of such amount was paid directly to existing creditors of the Company. The CMS Transaction is structured such that the conveyance of the working interests was to occur at two separate closings. The first closing occurred on November 20, 1998, and the second occurred on January 15, 1999. The Company received $7,600,000 at the first closing and received $14,800,000 at the second closing, less approximately $1,800,000 which is held in escrow subject to customary closing adjustments. As of March 12, 1999, approximately $1,200,000 was held in escrow pending CMS closing adjustments. The CMS Bridge Loan was canceled at the second closing.

                              PENNACO ENERGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                               DECEMBER 31, 1998

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(2) CMS TRANSACTION (CONTINUED)
    The unaudited pro forma balance sheet of the Company as of December 31, 1998 gives effect to the sale of the interest in the properties and the use of a portion of the proceeds to repay the bridge loan and the lease acquisitions payable, all as if the transactions had occurred on that date.

(3) BRIDGE LOAN

    The Company borrowed $3,200,000 on September 4, 1998 under a bridge loan with interest payable at 18% per year. The bridge loan was paid in full on October 23, 1998 with proceeds from the CMS Transaction.

(4) INCOME TAXES

    The income tax benefit of $1,266,000 includes a deferred federal income tax benefit of $1,196,000 and a deferred state income tax benefit of $70,000. The income tax benefit recorded for the period from inception to December 31, 1998 differs from the expected income tax benefit (based on the statutory rate of 34%) primarily as a result of state income taxes, and stock and stock option compensation which is not deductible for tax purposes.

    At December 31, 1998, the Company has a net operating loss carryforward for federal income tax purposes of approximately $431,000 which is available to offset future federal taxable income, if any, through 2018. The tax effects of temporary differences that give rise to the deferred tax assets at December 31, 1998, relate to the net operating loss carryforward.

(5) STOCKHOLDERS' EQUITY

    (a) COMMON STOCK

       Since its formation in January 1998, the Company completed four private placement offerings of common stock. In February 1998, 500,000 shares were issued at $.10 per share. Proceeds to the Company were approximately $50,000. Also in February 1998, 4,530,000 shares were issued at $.22 per share. Proceeds to the Company were approximately $997,000. In April 1998, 5,000,000 shares were issued at $1.25 per share. The proceeds to the Company were $6,250,000. In June 1998, 2,000,000 shares were issued at $1.75 per share. Proceeds to the Company were approximately $3,500,000. The Company incurred approximately $178,014 in offering costs relating to these offerings, which have been charged to additional paid-in capital.

       In June 1998, the Company offered certain individuals the right to acquire common stock at $1.75 per share along with a share purchase warrant for every two shares purchased, conditioned upon their acceptance of employment as officers of the Company. No compensation cost was recorded for the individuals who commenced employment with the Company prior to July 1, 1998 (the date the Company's common stock commenced trading) as the estimated fair value of common stock approximated the common stock issuance price and the warrant exercise price. Compensation

                              PENNACO ENERGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                               DECEMBER 31, 1998

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(5) STOCKHOLDERS' EQUITY (CONTINUED)

       expense of $450,000 was recorded for the shares and warrants issued subsequent to July 1, 1998 based on the difference between the closing price per share on the last trading day prior to the date of employment with the Company and the common stock issuance price and the warrant exercise price.

       During the period from inception to December 31, 1998 a total of 796,429 units were issued at $1.75 per unit to officers and key employees of the Company. The units consist of one share of common stock and one warrant for each two shares issued. The warrants have an exercise price of $1.75 per share in the first year and $1.96 per share in the second year and are exercisable at any time. Proceeds to the Company were approximately $1,394,000.

       In September 1998, the Company issued 980,000 units at $3.25 per unit. Each unit consists of one share of common stock and one warrant for each two shares issued. The warrants with an exercise price of $5.00 per share expire on March 4, 1999. Proceeds to the Company were approximately $3,165,000. Offering costs of $324,675 were charged to additional paid in capital.

       Under the terms of the stock subscription agreement, one of the subscribers to the offering subscribed for an additional 235,000 units. An additional $763,750 was deposited into an escrow account representing the aggregate purchase price of the additional 235,000 units. Under the terms of the escrow agreement the shares and the shares of common stock underlying the warrants were to be registered for resale under the Securities Act of 1993 (the "Act") with the U.S. Securities and Exchange Commission by December 31, 1998. The Company has also undertaken to have the shares qualified by way of an exemption order provided by the respective Securities Commissions in Canada.

       The escrow proceeds of $763,750 were deposited into an interest bearing escrow account together with certificates representing the units to be purchased. Under the terms of the subscription agreement, the registration statement was required to be declared effective and the Canadian exemption order was to be obtained on or before December 31, 1998. The registration statement has not been declared effective. Accordingly as of December 31, 1998, the subscriber may elect to either purchase the escrow units or receive a refund from the escrow account paid with their subscription, plus interest thereon, and an additional unit for each 10 units purchased in the offering. On February 28, 1999 all the subscribers elected to receive an additional unit for each 10 units purchased in the offering and, as a result, an additional 121,500 units are to be issued. The additional units to be issued have been reflected in the accompanying financial statements as units to be issued from escrow and the $763,750 to be received from escrow has been reflected as unit subscriptions receivable. The subscriber is also entitled to receive an additional unit for each 10 units previously acquired in the offering in the event that the Company does not maintain an effective registration statement until such time as the registered securities may be resold pursuant to Rule 144 promulgated under the Act.

                              PENNACO ENERGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                               DECEMBER 31, 1998

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(5) STOCKHOLDERS' EQUITY (CONTINUED)
    (b) WARRANTS

       At December 31, 1998 the Company has outstanding 607,500 warrants with an exercise price of $5.00 per share. These warrants were exercisable any time within six months of the date of issuance. The warrants expired unexercised on March 4, 1999.

       At December 31, 1998 the Company also has outstanding 398,215 warrants with an exercise price of $1.75 per share for the first year and $1.96 per share for the second year. 310,715 of these warrants were issued July 1, 1998 and 87,500 were issued September 4, 1998. The warrants expire two years from the date of issuance.

       The Company issued warrants to purchase 128,000 shares of common stock to a company for corporate finance services for a period of one year commencing April 15, 1998. The warrants are exercisable at $1.25 per share anytime after April 15, 1999 and expire April 15, 2000. The estimated fair value of the warrants issued of $16,500 was charged to expense during the period from January 26, 1998 (inception) to December 31, 1998. In September 1998, the Company agreed to issue warrants to purchase 75,200 shares of common stock to the same company in connection with the placement of units in the September 1998 unit offering. The warrants are exercisable at a price of $3.58 per share and expire September 4, 2000.

       The Company issued warrants to purchase 90,000 shares of common stock to SMS Operating, LLC as partial consideration for a lease acquisition. The warrants are exercisable at $4.72 per share anytime after November 24, 1998 and expire November 24, 2002. The estimated fair value of the warrants issued of $232,202 was capitalized as lease acquisition cost.

    (c) STOCK OPTION AND INCENTIVE PLAN

       On March 24, 1998, the Company adopted the 1998 Stock Option and Incentive Plan (the Plan). The aggregate number of shares which may be issued as awards under the Plan is 4,500,000 shares. As of December 31, 1998, options to purchase common stock have been granted to key employees and directors at exercise prices ranging from $1.25 to $5.00 per share.

       Stock option activity for the Plan for the period from inception to December 31, 1998 is as follows:

                                                                                              WEIGHTED
                                                                                               AVERAGE
                                                                                              EXERCISE
                                                                                 NUMBER OF      PRICE
                                                                                  OPTIONS     PER SHARE
                                                                                 ----------  -----------
BALANCE, JANUARY 26, 1998 (INCEPTION)                                                --       $  --
  Granted......................................................................   2,969,365        2.71
  Canceled.....................................................................    (204,000)       1.27
                                                                                 ----------
BALANCE, DECEMBER 31, 1998.....................................................   2,765,365        2.82
                                                                                 ----------
                                                                                 ----------

                              PENNACO ENERGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                               DECEMBER 31, 1998

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(5) STOCKHOLDERS' EQUITY (CONTINUED)
       A summary of the range of exercise prices and the weighted-average contractual life of outstanding stock options at December 31, 1998, is as follows:

                                        NUMBER      WEIGHTED       WEIGHTED         NUMBER      WEIGHTED
                                     OUTSTANDING     AVERAGE        AVERAGE      EXCERCISABLE    AVERAGE
                                     DECEMBER 31,   EXERCISE       REMAINING     DECEMBER 31,   EXERCISE
                                         1998         PRICE      LIFE (YEARS)        1998         PRICE
                                     ------------  -----------  ---------------  ------------  -----------
$      1.25                              800,000         1.25            9.3         612,500         1.25
       2.50                              914,000         2.50            8.4           4,000         2.50
       3.25                              430,000         3.25            4.6          --           --
       3.63                                1,215         3.63            4.0          --           --
       4.56                               12,150         4.56            3.8          --           --
       5.00                              608,000         5.00            4.2          --           --
                                     ------------                                ------------
$1.25 - 5.00                           2,765,365         2.81            7.1         616,500         1.24
                                     ------------                                ------------
                                     ------------                                ------------

       The Company applies APB Opinion 25 and related interpretations in accounting for its stock option plans. No compensation expense has been recognized for options granted at or above market value at date of grant. Compensation expense of $1,340,000 has been recorded for the period from inception to December 31, 1998 for options granted below the market value, based upon the difference between the option price and the quoted market price at the date of grant.

       Had compensation cost for the Company's stock-based compensation plans been determined based upon the fair value of options on the grant dates, consistent with the provisions of SFAS 123, the Company's pro forma net loss and loss per share for the period from January 26, 1998 (inception) to December 31, 1998 would have been $6,447,183 and $.57, respectively.

       The weighted average fair value of options granted during 1998 was $1.34 per share. The weighted average remaining contractual life of all options outstanding at December 31, 1998 was approximately 7.1 years. The fair value of each option grant was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions: no expected dividends, expected life of the options of 1 to 10 years, volatility of 72%, and a risk-free interest rate of 5.5%.

(6) RELATED PARTY TRANSACTIONS

    RIS Resources International Corporation (RIS International) owned 4,000,000 shares of the Company's common stock at December 31, 1998. A member of the Board of Directors of the Company also serves as a consultant to RIS International. From April 1, 1998 through June 22, 1998 he served as an officer of the Company. Since that time he has consulted with the Company and has received approximately $5,700 as compensation for his services.

    During the period from inception to December 31, 1998, a company for which the Company's Chairman serves as a director provided administrative services for the Company for which it received

                              PENNACO ENERGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                               DECEMBER 31, 1998

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(6) RELATED PARTY TRANSACTIONS (CONTINUED) compensation of approximately $16,000. In addition the Chairman was paid approximately $150,000 for the period from January 26, 1998 (inception) to December 31, 1998.

    One of the Company's Directors provided legal services to the Company during the period from inception to December 31, 1998. The Director's firm was paid approximately $192,000 and the Director was paid approximately $22,500 for the period from inception to December 31, 1998.

(7) COMMITMENTS

    (a) EMPLOYMENT AGREEMENTS

       The Company has entered into four-year employment agreements with two officers, its President and its Chief Financial Officer and Executive Vice President. Under the terms of the agreement with the President, if employment is terminated without cause prior to June 1, 1999, the President is entitled to termination compensation of $2,000,000, or $3,000,000 if he is terminated without cause after June 1, 1999 but before the expiration of his employment agreement in June 2002. Under terms of the agreement with the Executive Vice President and Chief Financial Officer, if employment is terminated without cause prior to July 1, 1999, the Chief Financial Officer and Executive Vice President is entitled to termination compensation of $400,000, $750,000 if he is terminated without cause after July 1, 1999 but before July 1, 2000 and $1,250,000 if he is terminated without cause thereafter but prior to the expiration of his employment agreement.

    (b) LEASE COMMITMENTS

       The Company entered into an amendment to its office lease agreement in Denver, Colorado effective June 1, 1998. The amended lease covers 11,524 square feet for a term of two years and four months. During the term of the lease, rent is payable in the amount of $172,860 base rent per year. During the seven months of the lease from June 1, 1998 through December 31, 1998, the Company paid $100,835 in rent.

       The company also leases office and lodging space in Gillette, Wyoming. The term of the lease commenced on October 5, 1998 and expires on April 4, 1999. The lease concerns approximately 9,000 square feet at a yearly rent of approximately $17,400. In February 1999 a new lease/ purchase agreement was entered into. The term of the lease/purchase agreement commences on April 4, 1999 and expires December 31, 2000. The yearly rent during that term is approximately $17,400. Under the terms of the purchase option, $1,000 per month of the rent is deemed to apply to a purchase option on the property. The purchase option expires January 7, 2001.

                              PENNACO ENERGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                               DECEMBER 31, 1998

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(8) SUPPLEMENTAL FINANCIAL DATA--OIL AND GAS ACTIVITIES

    Capitalized costs related to oil and gas activities are as follows:

                                                                                            DECEMBER 31
                                                                                                1998
                                                                                            ------------
Unproved oil and gas properties, at cost..................................................   $4,656,965
Proved oil and gas properties.............................................................    1,358,769
                                                                                            ------------
    Capitalized costs.....................................................................   $6,015,734
                                                                                            ------------
                                                                                            ------------

    Costs incurred in oil and gas activities for the period from January 26, 1998 (inception) to December 31, 1998 are as follows:

Unproved property acquisition costs....................................  $18,132,430
Development costs......................................................     734,852
Exploration costs......................................................   1,860,804
                                                                         ----------
    Total costs incurred...............................................  $20,728,086
                                                                         ----------
                                                                         ----------

    Unproved property acquisition costs include costs incurred to purchase, lease or otherwise acquire a property. Exploration costs include the costs of geological and geophysical activity, dry holes, delay rentals, and drilling and equipping exploratory wells. Development costs include costs incurred to gain access to and prepare development well locations for drilling, and to drill and equip development wells.

(9) INFORMATION REGARDING PROVED OIL AND GAS RESERVES (UNAUDITED)

        PROVED OIL AND GAS RESERVES. Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

    The table below sets forth the Company's quantities of historical proved reserves as estimated by independent petroleum engineers, all of which were located in the United States, and the present values attributed to those reserves. The estimates were prepared by the independent petroleum engineering firm of Ryder Scott Company. Reserve estimates are inherently imprecise and are

                              PENNACO ENERGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                               DECEMBER 31, 1998

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(9) INFORMATION REGARDING PROVED OIL AND GAS RESERVES (UNAUDITED) (CONTINUED) continually subject to revisions based on production history, results of additional exploration and development, prices of oil and gas and other factors.

                                                                                         DECEMBER 31, 1998
                                                                                                GAS
                                                                                               (BCF)
                                                                                       ---------------------
Proved developed and undeveloped reserves:
Balance at January 26, 1998 (inception)..............................................           --
Extensions and discoveries...........................................................             18.1
                                                                                                   ---
Balance at December 31, 1998.........................................................             18.1
                                                                                                   ---
                                                                                                   ---
Proved developed reserves:
Balance at January 26, 1998 (inception)..............................................           --
                                                                                                   ---
                                                                                                   ---
Balance at December 31, 1998.........................................................              5.5
                                                                                                   ---
                                                                                                   ---

    Standardize Measure of Discounted Future Net Cash Flows

    Future net cash flows presented below are computed using year-end prices and costs. Future corporate overhead expenses and interest expense have not been included.

                                                                                       DECEMBER 31, 1998
                                                                                       -----------------
                                                                                        (IN THOUSANDS)
Future cash inflows, net of production taxes.........................................      $  20,250
Future production costs..............................................................         (6,831)
Future development costs.............................................................         (1,422)
Future income tax expenses...........................................................         (3,468)
                                                                                             -------
Future net cash flows................................................................          8,529
                                                                                             -------
10% annual discount for estimated timing of cash flows...............................         (2,387)
                                                                                             -------
Standardized measure of discounted future net cash flows.............................      $   6,142
                                                                                             -------
                                                                                             -------

                              PENNACO ENERGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                               DECEMBER 31, 1998

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(9) INFORMATION REGARDING PROVED OIL AND GAS RESERVES (UNAUDITED) (CONTINUED) The principal sources of changes in the standardized measure of discounted future net cash flows, are as follows:

                                                                                         PERIOD FROM
                                                                                      JANUARY 26, 1998
                                                                                         (INCEPTION)
                                                                                       TO DECEMBER 31,
                                                                                            1998
                                                                                     -------------------
                                                                                       (IN THOUSANDS)
Net change due to extensions and discoveries.......................................       $   8,528
Net change in income taxes.........................................................          (2,386)
                                                                                           --------
Net changes........................................................................           6,142
Balance at January 26, 1998 (inception)............................................          --
                                                                                           --------
Balance at December 31, 1998.......................................................       $   6,142
                                                                                           --------
                                                                                           --------

    The standardized measure of discounted future net cash flows relating to proved oil and gas reserves and the changes in standardized measure of discounted future net cash flows relating to proved oil and gas reserves were prepared in accordance with the provisions of Statement of Financial Accounting Standards No. 69. Future cash inflows were computed by applying current prices at year-end to estimated future production. Future production and development costs are computed by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at year-end, based on year-end costs and assuming continuation of existing economic conditions. Future income tax expenses are calculated by applying appropriate year-end tax rates to future pretax net cash flows relating to proved oil and gas reserves, less the tax basis of properties involved and tax credits and loss carryforwards relating to oil and gas producing activities. Future net cash flows are discounted at a rate of 10% annually to derive the standardized measure of discounted future net cash flows. This calculation procedure does not necessarily result in an estimate of the fair market value or the present value of the Company's oil and gas properties.

                              PENNACO ENERGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET

                                  (UNAUDITED)

                                                                                MARCH 31, 1999  DECEMBER 31, 1998
                                                                                --------------  -----------------
Current assets:
  Cash........................................................................   $ 10,428,937         5,622,776
  Accounts receivable.........................................................        341,107           374,728
  Subscriptions receivable....................................................        --                763,750
  Assets held for sale........................................................        611,706         6,931,995
  Drilling deposit............................................................        533,684           333,473
  Inventory...................................................................        812,574           231,116
  Prepaid expenses and other current assets...................................        115,506           151,858
                                                                                --------------  -----------------
    Total current assets......................................................     12,843,514        14,409,696
                                                                                --------------  -----------------

Property and equipment, at cost:
  Oil and gas properties, using the successful efforts method of accounting
    (note 2):
  Unproved....................................................................      5,442,904         4,656,965
  Proved......................................................................      6,195,692         1,358,769
  Other property and equipment................................................        371,706           296,119
                                                                                --------------  -----------------
                                                                                   12,010,302         6,311,853
  Less accumulated depreciation...............................................        (91,630)          (61,607)
                                                                                --------------  -----------------

  Net property and equipment..................................................     11,918,672         6,250,246
                                                                                --------------  -----------------
Deferred income tax asset.....................................................        177,000         1,266,000
Other assets..................................................................         99,795            99,795
                                                                                --------------  -----------------
                                                                                   25,038,981        22,025,737
                                                                                --------------  -----------------
                                                                                --------------  -----------------

Current liabilities:
  Bridge loan payable (note 3)................................................        --              5,600,000
  Lease acquisitions payable..................................................        152,110           618,586
  Accounts payable and accrued liabilities....................................      1,235,607         1,964,228
  Income taxes payable........................................................      2,827,000          --
                                                                                --------------  -----------------
    Total current liabilities.................................................      4,214,717         8,182,814
                                                                                --------------  -----------------

Stockholders' equity (note 4):
  Common stock, $.001 par value. Authorized 50,000,000 shares; Issued and outstanding 15,144,179 shares at March 31, 1999 and 14,795,179 at December
    31, 1998..................................................................         15,144            15,152
  Additional paid-in capital..................................................     17,970,063        17,640,644
  Retained earnings (deficit) accumulated during the development stage........      2,839,057        (3,812,873)
                                                                                --------------  -----------------
    Total stockholders' equity................................................     20,824,264        13,842,923
                                                                                --------------  -----------------
Commitments...................................................................        --               --
                                                                                   25,038,981        22,025,737
                                                                                --------------  -----------------
                                                                                --------------  -----------------

                See accompanying notes to financial statements.

                              PENNACO ENERGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF OPERATIONS

                                  (UNAUDITED)

                                                                                  PERIOD FROM      CUMULATIVE
                                                                                  JANUARY 26,      JANUARY 26,
                                                                                     1998             1998
                                                           THREE MONTHS ENDED   (INCEPTION) TO   (INCEPTION) TO
                                                             MARCH 31, 1999     MARCH 31, 1998   MARCH 31, 1999
                                                           -------------------  ---------------  ---------------
Revenue:
  Interest income........................................    $       109,403              458           164,689
                                                           -------------------  ---------------  ---------------
  Total revenue..........................................            109,403              458           164,689

Expenses:
  Exploration............................................             51,590            4,859         1,877,357
  Depreciation and amortization..........................             30,023              485            91,630
  General and administrative.............................          1,044,787           58,157         5,022,379
  Interest expense.......................................          --                 --                682,400
                                                           -------------------  ---------------  ---------------
  Total expenses.........................................          1,126,400           63,501         7,673,766

Gain on sale of properties...............................         11,945,557          --             13,358,764
                                                           -------------------  ---------------  ---------------

Income (loss) before income taxes........................         10,928,560          (63,043)        5,849,687

Income tax expense.......................................         (3,916,000)         --             (2,650,000)
                                                           -------------------  ---------------  ---------------

Net income (loss)........................................    $     7,012,560          (63,043)        3,199,687
                                                           -------------------  ---------------  ---------------
                                                           -------------------  ---------------  ---------------

Basic income (loss) per share............................    $           .47            (0.01)
                                                           -------------------  ---------------
                                                           -------------------  ---------------

Diluted income (loss) per share..........................    $           .44            (0.01)
                                                           -------------------  ---------------
                                                           -------------------  ---------------

Weighted average common shares outstanding-- basic.......         14,943,512        4,348,333
                                                           -------------------  ---------------
                                                           -------------------  ---------------

Weighted average common shares outstanding-- diluted.....         16,081,739        4,348,333
                                                           -------------------  ---------------
                                                           -------------------  ---------------

                See accompanying notes to financial statements.

                              PENNACO ENERGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS

                                  (UNAUDITED)

                                                                                  PERIOD FROM      CUMULATIVE
                                                                                  JANUARY 26,      JANUARY 26,
                                                                 THREE MONTHS        1998             1998
                                                                    ENDED       (INCEPTION) TO   (INCEPTION) TO
                                                                MARCH 31, 1999  MARCH 31, 1998   MARCH 31, 1999
                                                                --------------  ---------------  ---------------
Cash flows from operating activities:
  Net income (loss)...........................................   $  7,012,560         (63,043)        3,199,687
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Gain on sale of properties................................    (11,945,557)        --            (13,358,764)
    Depreciation and amortization.............................         30,023             485            91,630
    Compensation relating to common stock and warrants
      issued..................................................        --              --              1,340,000
    Stock option compensation.................................         10,870         --                460,870
    Warrants issued for services..............................        --              --                 16,500
    Income taxes payable......................................      2,827,000         --              2,827,000
    Deferred income tax expense (benefit).....................      1,089,000         --               (177,000)
    Changes in operating assets and liabilities:
      (Increase) decrease in accounts receivable..............         33,621         --               (341,107)
      Increase in inventory...................................       (581,458)        --               (812,574)
      (Increase) decrease in prepaid expenses and other
        current assets........................................         36,352         --               (115,506)
      Increase in other assets................................        --              --                (99,795)
      Increase (decrease)in accounts payable and accrued
        liabilities...........................................       (728,621)         66,283         1,235,607
                                                                --------------  ---------------  ---------------
        Net cash provided (used) by operating activities......     (2,216,210)          3,725        (5,733,452)

Cash flows form investing activities:
  Capital expenditures........................................     (6,657,370)     (9,712,173)      (25,855,809)
  Proceeds from sale of properties............................     19,224,767         --             26,824,767
  Drilling deposit, net.......................................       (200,211)        --               (533,684)
  Increase (decrease) in lease acquisitions payable...........       (466,476)      8,826,368           152,110
                                                                --------------  ---------------  ---------------
        Net cash provided (used) by investing activities......     11,900,710        (885,805)          587,384
                                                                --------------  ---------------  ---------------
Cash flows from financing activities:
  Proceeds from issuance of bridge loans......................        --              --              8,800,000
  Repayment of bridge loan....................................     (5,600,000)        --             (8,800,000)
  Proceeds from issuance of note payable......................        --              --                500,000
  Repayment of note payable...................................        --              --               (500,000)
  Proceeds from issuance of common stock, net of offering
    costs.....................................................        721,661       2,065,497        15,575,005
                                                                --------------  ---------------  ---------------

        Net cash provided by financing activities.............     (4,878,339)      2,065,497        15,575,005

        Net increase in cash..................................      4,806,161       1,183,417        10,428,937

Cash at beginning of period...................................      5,622,776         --               --
                                                                --------------  ---------------  ---------------
Cash at end of period.........................................   $ 10,428,937       1,183,417        10,428,937
                                                                --------------  ---------------  ---------------
                                                                --------------  ---------------  ---------------

Supplemental disclosures of cash flow information:
  Cash paid for interest......................................        --              --          $     682,400
                                                                --------------  ---------------  ---------------
                                                                --------------  ---------------  ---------------

  Cash paid for income taxes..................................        --              --               --
                                                                --------------  ---------------  ---------------
                                                                --------------  ---------------  ---------------

                See accompanying notes to financial statements.

                              PENNACO ENERGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                                 MARCH 31, 1999

                         NOTES TO FINANCIAL STATEMENTS

                                  (UNAUDITED)

(1) ORGANIZATION AND BASIS OF PRESENTATION

    Pennaco Energy, Inc. (the "Company") is an independent exploration and production company primarily engaged in the acquisition and development of natural gas production from coal bed methane properties in the Rocky Mountain region of the United States. The Company was incorporated on January 26, 1998 under the laws of the state of Nevada and its headquarters are in Denver, Colorado.

    The Company's activities to date have been limited to organizational activities, prospect development activities, acquisition of leases and option rights, and commencement of its drilling program. The Company currently has oil and gas lease rights in the Powder River Basin in northeastern Wyoming and southeastern Montana. As of March 31, 1999 the Company had no revenue producing operations. Accordingly, the Company is considered to be in the development stage.

    The Company was incorporated as a wholly-owned subsidiary of International Metal Protection Inc. ("International Metal"). Subsequently, all of the outstanding shares of International Metal were exchanged for shares of the Company and International Metal was merged into the Company. The 995,000 shares issued in the exchange were recorded at their par value of $.001 per share as International Metal had no assets or liabilities at the date of the merger. International Metal and its predecessor, AKA Video Communications Inc., had been inactive for the two years ended December 31, 1997 and prior thereto.

    In the opinion of management the accompanying financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the Company's financial position as of March 31, 1999, and the results of its operations for the three-month period ended March 31, 1999 and the period from January 26, 1998 (inception) to March 31, 1998. The results of operations for interim periods are not necessarily indicative of the results of operations for the full fiscal year. The accounting policies followed by the Company are included in Note 1 to the Financial Statements in the Company's Annual Report on Form 10-KSB for the period from January 26, 1998 (inception) to December 31, 1998. These financial statements should be read in conjunction with the Form 10-KSB.

(2) OIL AND GAS ACTIVITIES

    The Company follows the successful efforts method of accounting for its oil and gas activities. Accordingly, costs associated with the acquisition, drilling and equipping of successful exploratory wells are capitalized. Geological and geophysical costs, delay and surface rentals and drilling costs of unsuccessful exploratory wells are charged to expense as incurred. Costs of drilling development wells, both successful and unsuccessful, are capitalized. Upon the sale or retirement of oil and gas properties, the cost thereof and the accumulated depreciation and depletion are removed from the accounts and any gain or loss is credited or charged to operations. Upon the sale of a partial interest in an unproved property, the proceeds are treated as a recovery of cost. If the proceeds exceed the carrying amount of the property, a gain is recognized in operations. Depletion of capitalized acquisition, exploration and development costs is computed on the units-of-production method by individual fields as the related proved reserves are produced.

                              PENNACO ENERGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                                 MARCH 31, 1999

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

(2) OIL AND GAS ACTIVITIES (CONTINUED)
    Capitalized costs of unproved properties are assessed periodically and a provision for impairment is recorded, if necessary, through a charge to operations.

    Proved oil and gas properties are assessed for impairment on a field-by-field basis. If the net capitalized costs of proved oil and gas properties exceeds the estimated undiscounted future net cash flows from the property a provision for impairment is recorded to reduce the carrying value of the property to its estimated fair value.

(3) CMS TRANSACTION

    On October 23, 1998, the Company and CMS Oil and Gas Company signed a definitive agreement (the "CMS Agreement") relating to the development of the Company's Powder River Basin acreage (the "CMS Transaction"). Pursuant to the terms of the CMS Agreement, CMS Oil and Gas Company acquired an undivided 50% working interest in approximately 492,000 net acres of Pennaco's leasehold position in the Powder River Basin for $28,000,000. The Company acquired the leasehold position which was conveyed to CMS in the CMS Transaction for approximately $7,000,000. The purchase price provided for in the CMS Agreement was the result of arm's length negotiations between the Company and CMS. The joint operating agreement between the parties will be modeled after the 1989 AAPL Model Form of Joint Operating Agreement. The CMS Agreement provides that the parties will in good faith negotiate a development agreement for the exploration, development and production of coal bed methane from the leases. The development agreement will provide that each party will operate approximately 50% of the wells drilled in the area of mutual interest. Pennaco and CMS have divided the acreage in the area of mutual interest into project areas which will be operated by one party or the other. As is customary in oil and gas leasehold transactions, the agreement provides for the adjustment of the purchase price for title defects discovered prior to closing and for the opportunity for one party to participate in acquisitions made by the other party in the area of mutual interest defined in the agreement. The agreement also provides for a preferential purchase right to the other party in the event either CMS or the Company attempts to sell a portion of its interest in the acreage covered by the agreement. There is no preferential purchase right in the event that either party enters into a merger, reorganization or consolidation. All of the leases in the area of mutual interest are dedicated to CMS Gas Transmission and Storage, an affiliate of CMS Oil and Gas Company, for gathering, compression and transportation. Pursuant to the terms of the CMS Agreement, CMS agreed to pay Pennaco $5,600,000 of earnest money in the form of a non-interest bearing bridge loan (the "CMS Bridge Loan") which was secured by substantially all of the Company's oil and as leases. Approximately $3,200,000 of such amount was paid directly to existing creditors of the Company. The CMS Transaction was structured such that the conveyance of the working interests was to occur at two separate closings. The first closing occurred on November 20, 1998, and the second occurred on January 15, 1999. The Company received $7,600,000 at the first closing and received $14,800,000 at the second closing, less approximately $1,800,000 which was held in escrow subject to customary closing adjustments. As of March 31, 1999, approximately $1,200,000 was held in escrow pending CMS closing adjustments. The CMS Bridge Loan was canceled at the second closing. Under the terms of the CMS Agreement, CMS will pay the Company for its share of

                              PENNACO ENERGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                                 MARCH 31, 1999

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

(3) CMS TRANSACTION (CONTINUED)
    the costs of acquiring any acreage in excess of the original 492,000 net acres. The joint venture acreage in the area of mutual interest is approximately 560,000 net acres as of January 15, 1999.

    In the accompanying financial statements, the proceeds are treated as a recovery of cost of the properties. A gain was recognized to the extent the proceeds exceeded the carrying amount of the properties.

(4) STOCKHOLDERS' EQUITY

    In September 1998, the Company issued 980,000 units at $3.25 per unit. Each unit consists of one share of common stock and one warrant for each two shares issued. The warrants with an exercise price of $5.00 per share expire on March 4, 1999. Proceeds to the Company were approximately $3,165,000. Offering costs of $324,675 were charged to additional paid-in capital.

    Under the terms of the Company's September 1998 stock subscription agreement, 235,000 units were placed in an escrow account. Subscription payments of $763,750 were deposited into an escrow account representing the aggregate purchase price of 235,000 units. Under the terms of the escrow agreement the shares and the shares of common stock underlying the warrants were to be registered for resale under the Securities Act of 1933 (the "Act") with the Securities and Exchange Commission by December 31, 1998. The Company has also undertaken to have the shares qualified by way of an exemption order provided by the respective Securities Commissions in Canada.

    The escrow proceeds of $763,750 were deposited into an interest bearing escrow account together with certificates representing the units to be purchased. Under the terms of the subscription agreement, the registration statement was required to be declared effective and the Canadian exemption order was to be obtained on or before December 31, 1998. The registration statement was not declared effective by this date. Accordingly, as of December 31, 1998, the subscriber was entitled to elect to either purchase the escrow units or receive a refund from the escrow account paid with their subscription plus interest thereon, and an additional unit for each 10 units purchased in the offering. On February 28, 1999, virtually all of the subscribers elected to purchase the escrow shares and all subscribers received an additional unit for each 10 units purchased in the offering. As a result, an additional 120,250 units were issued. These 120,250 units have been reflected in the accompanying financial statements as an addition to paid-in capital of $360,630 and as a reduction to retained earnings of the same amount. Additionally, 222,500 units were issued from escrow and proceeds of $723,125 were received by the Company from escrow. One subscriber elected not to purchase escrow shares and instead received a refund from escrow of $40,625 which represented 12,500 units, which were in turn not issued.

                              PENNACO ENERGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                                 MARCH 31, 1999

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

(5) EARNINGS PER SHARE

    The following table sets forth the computation of basic and diluted earnings per share:

                                                                                PERIOD FROM
                                                                                JANUARY 26,
                                                               THREE MONTHS        1998
                                                                  ENDED       (INCEPTION) TO
                                                              MARCH 31, 1999  MARCH 31, 1998
                                                              --------------  ---------------
Numerator for basic and diluted income (loss) per
  share--income (loss) available to common stockholders.....   $  7,012,560         (63,043)
                                                              --------------  ---------------

Denominator: Denominator for basic income (loss) per
  share--weighted average shares............................     14,943,512       4,348,333
  Effect of dilutive securities:
    Stock warrants..........................................        276,644         --
    Stock Options...........................................        861,583         --
                                                              --------------  ---------------
Denominator for diluted income (loss) per share--
  share--adjusted weighted average shares conversion........     16,081,739       4,348,333
                                                              --------------  ---------------
                                                              --------------  ---------------
Basic income (loss) per share...............................   $        .47           (0.01)
Diluted income (loss) per share.............................   $        .44           (0.01)

    Potentially dilutive common shares attributable to outstanding options to purchase common shares of 608,000 and 1,000,000 options were antidilutive for the three months ended March 31, 1999 and the period from January 26, 1998 (inception) to March 31, 1998, respectively.

                              PENNACO ENERGY, INC.

                                3,296,165 SHARES
                                  COMMON STOCK

                        --------------------------------

                              P R O S P E C T U S

                        --------------------------------

--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus supplement and the prospectus or to make representations as to matters not stated in this prospectus supplement and the prospectus. You must not rely on unauthorized information. This prospectus supplement and the prospectus are not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus supplement or the prospectus nor any sales made hereunder after the date of this prospectus supplement and the prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date thereof.
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Nevada Revised Statutes and certain provisions of the Company's Bylaws under certain circumstances provide for indemnification of the Company's officers, directors and controlling persons against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to the Company's Bylaws and to the statutory provisions.

    In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in the Company's best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

    The circumstances under which indemnification is granted in connection with an action brought on behalf of the Company is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in the Company's best interest, and must not have been adjudged liable for negligence or misconduct.

    Indemnification may also be granted pursuant to the terms of agreements that may be entered in the future or pursuant to a vote of stockholders or directors. The statutory provision cited above also grants the power to the Company to purchase and maintain insurance which protects its officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by the Company.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses of the offering are estimated to be as follows:


SEC Registration Fee...............................................  $   6,925
Printing Expenses..................................................      9,500
Legal Fees and Expenses............................................     25,000
Accounting Fees and Expenses.......................................      7,500
Transfer Agent Fees................................................        500
Miscellaneous......................................................      1,337
                                                                     ---------
  TOTAL............................................................  $  50,762
                                                                     ---------
                                                                     ---------


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

    Set forth below is certain information concerning all sales of securities by the Company during the past three years that were not registered under the Securities Act.

    (a) The Company issued 995,000 shares in January 1998 pursuant to a share-for-share exchange with the stockholders of International Metal Protection, Inc. in a transaction conducted solely to reincorporate the Company in a new jurisdiction. This transaction was exempt from the registration requirements of the

Securities Act pursuant to Section 4(2) of the Securities Act. There was no change in ownership and the stockholders made no significant investment decision.

    (b) The Company issued 500,000 shares in February 1998 for the purchase price of $.10 per share pursuant to a private placement exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act. At that time, the Company had only a business plan and no assets. There were eleven offerees in this offering, all of whom made purchases and all of whom were sophisticated investors. The Company fully apprised each of the offerees of the Company's start-up nature and gave them full details regarding the Company's business plan. There was no general solicitation or advertising used in connection with the offer to sell or sale of these securities. The purchasers were advised that the securities, once purchased, could not be resold or otherwise transferred without subsequent registration under the Securities Act. Each purchaser represented to the Company that they were purchasing the securities for their own account for investment purposes only.

    (c) The Company issued 4,530,000 shares in February 1998 for a purchase price of $.22 per share pursuant to a Regulation D, Rule 504 offering. Offerees were provided with a private placement memorandum containing detailed information about the Company and its plan. The Company required each prospective investor to represent in writing that (i) they had adequate means of providing for their current needs and personal contingencies and had no need to sell the securities in the foreseeable future and (ii) they, either alone or with their duly designated purchaser representative, had such knowledge and experience in business and financial matters that they were capable of evaluating the risks and merits of an investment in the securities.

    (d) The Company issued 5,000,000 shares in April 1998 for a purchase price of $1.25 per share pursuant to a Regulation D, Rule 506 offering. The Company accepted subscriptions only from accredited investors. Offerees were provided with a private placement memorandum containing detailed information about the Company and its plan. The Company required each prospective investor to represent in writing that (i) they had received and reviewed the private placement memorandum and understood the risks of an investment in the Company;
(ii) they had the experience and knowledge with respect to similar investments which enabled them to evaluate the merits and risks of such investment, or they had obtained and relied upon an experienced independent adviser with respect to such evaluation; (iii) they had adequate means to bear the economic risk of such investment, including the loss of the entire investment; (iv) they had adequate means to provide for their current needs and possible personal contingencies;
(v) they had no need for liquidity of their investment in the Company; (vi) they understood that the securities had not been registered under the Securities Act and may have not been registered or qualified under applicable state securities laws and, therefore, that they could not sell or transfer the securities unless the securities were subsequently registered or an exemption therefrom was available to them; (vii) they were acquiring the securities for investment solely for their own account and without any intention of reselling or distributing them; and (viii) they understood that the securities would bear a restrictive legend prohibiting transfers except in compliance with the provisions of the securities, the subscription agreement executed by the purchaser and the applicable federal and state securities laws.

    (e) The Company issued 128,000 share purchase warrants with an exercise price of $1.25 per share, exercisable after April 15, 1999, to Yorkton in April 1998 pursuant to a private placement exemption from the registration requirements of the Securities Act under Section 4(2) of the Securities Act. These warrants were issued pursuant to a negotiated transaction between the Company and Yorkton, whereby Yorkton agreed to provide corporate finance services to the Company for one year in return for these warrants.

    (f) The Company issued 2,000,000 shares in June 1998 to RIS pursuant to a Regulation D, Rule 506 offering for a purchase price of $1.75 per share. The Company accepted subscriptions only from accredited investors. Offerees were provided with a private placement memorandum containing detailed information about the Company and its plan. The Company required each prospective investor to represent in writing that (i) they had received and reviewed the private placement memorandum and understood the risks of an investment in the Company; (ii) they had the experience and knowledge with respect to similar investments which enabled them to evaluate the merits and risks of such investment, or they had obtained and relied upon an experienced independent adviser with respect to such evaluation; (iii) they had adequate means to bear the economic risk of such investment, including the loss of the entire investment; (iv) they had adequate means to provide for their current needs and possible personal contingencies; (v) they had no need for liquidity of their investment in the Company; (vi) they understood that the securities had not been registered under the Securities Act and may have not been registered or qualified under applicable state securities laws and, therefore, that they could not sell or transfer the securities unless the securities were subsequently registered or an exemption therefrom was available to them; (vii) they were acquiring the securities for investment solely for their own account and without any intention of reselling or distributing them; and (viii) they understood that the securities would bear a restrictive legend prohibiting transfers except in compliance with the provisions of the securities, the subscription agreement executed by the purchaser and the applicable federal and state securities laws.

    (g) The Company issued 796,429 units in June, July and September 1998 pursuant to a Regulation D, Rule 506 offering to three members of the management team of the Company, for a purchase price of $1.75 per unit, each unit consisting of one share and a one share purchase warrant for every two shares purchased. All units were purchased by three members of the management team of the Company. Offerees were provided with a private placement memorandum containing detailed information about the Company and its plan. The Company required each prospective investor to represent in writing that (i) they had received and reviewed the private placement memorandum and understood the risks of an investment in the Company; (ii) they had the experience and knowledge with respect to similar investments which enabled them to evaluate the merits and risks of such investment, or they had obtained and relied upon an experienced independent adviser with respect to such evaluation; (iii) they had adequate means to bear the economic risk of such investment, including the loss of the entire investment; (iv) they had adequate means to provide for their current needs and possible personal contingencies; (v) they had no need for liquidity of their investment in the Company; (vi) they understood that the securities had not been registered under the Securities Act and may have not been registered or qualified under applicable state securities laws and, therefore, that they could not sell or transfer the securities unless the securities were subsequently registered or an exemption therefrom was available to them; (vii) they were acquiring the securities for investment solely for their own account and without any intention of reselling or distributing them; and (viii) they understood that the securities would bear a restrictive legend prohibiting transfers except in compliance with the provisions of the securities, the subscription agreement executed by the purchaser and the applicable federal and state securities laws.

    (h) The Company issued 1,215,000 units on September 4, 1998 pursuant to a Regulation D, Rule 506 offering for a purchase price of $3.25 per unit, each unit consisting of one share and a one share purchase warrant for every two shares purchased. The Company accepted subscriptions only from accredited investors. Offerees were provided with a private placement memorandum containing detailed information about the Company and its plan. The Company required each prospective investor to represent in writing that (i) they had received and reviewed the private placement memorandum and understood the risks of an investment in the Company; (ii) they had the experience and knowledge with respect to similar investments which enabled them to evaluate the merits and risks of such investment, or they had obtained and relied upon an experienced independent adviser with respect to such evaluation; (iii) they had adequate means to bear the economic risk of such investment, including the loss of the entire investment; (iv) they had adequate means to provide for their current needs and possible personal contingencies; (v) they had no need for liquidity of their investment in the Company; (vi) they understood that the securities had not been registered under the Securities Act and may have not been registered or qualified under applicable state securities laws and, therefore, that they could not sell or transfer the securities unless the securities were subsequently registered or an exemption therefrom was available to them; (vii) they were acquiring the securities for investment solely for their own account and without any intention of reselling or distributing them; and (viii) they understood that the securities would bear a restrictive legend prohibiting transfers except in compliance with the provisions of the securities, the subscription agreement executed by the purchaser and the applicable federal and state securities laws. Yorkton served as placement agent for this private placement. As compensation, Yorkton received share purchase warrants to purchase 75,200 shares at an exercise price of $3.58. These share purchase warrants were issued pursuant to the same Regulation D, Rule 506 offering.

ITEM 27.  EXHIBITS.

EXHIBIT
 NO.   TITLE
------ --------------------------------------------------------------------------
  3.1  Articles of Incorporation (filed as Exhibit 3.1 to the Company's Form
         10-SB File No. 00-24881, filed September 15, 1998 and included herein by reference).
  3.2  Bylaws (filed as Exhibit 3.2 to the Company's Form 10-SB, File No.
         00-24881, filed September 15, 1998 and included herein by reference).
 +4.1  Form of Warrant
 +5.1  Opinion of Gibson, Haglund & Johnson
 10.1  Mineral Lease Purchase Agreement dated February 23, 1998 between High
         Plains Associates, Inc. and Pennaco Energy, Inc. (filed as Exhibit 10.1 to the Company's Form 10-SB/A File No. 00-24881, filed September 15,
         1998 and included herein by reference).
 10.2  Letter Agreement dated January 23, 1998 between High Plains Associates,
         Inc. and Taylor Oil Properties (filed as Exhibit 10.2 to the Company's
         Form 10-SB/A File No. 00-24881, filed September 15, 1998 and included herein by reference).
 10.3  Assignment of Option and Exercise of Option dated March 6, 1998 between
         High Plains Associates, Inc. and Pennaco Energy, Inc. (filed as Exhibit
         10.3 to the Company's Form 10-SB/A File No. 00-24881, filed September
         15, 1998 and included herein by reference).
 10.4  Agreement dated March 6, 1998 between High Plains Associates, Inc. and
         Pennaco Energy, Inc. (filed as Exhinbit 10.4 to the Company's Form
         10-SB/A File No. 00-24881, filed September 15, 1998 and included herein by reference).
 10.5  Pennaco Energy, Inc. 1998 Stock Option and Incentive Plan (filed as
         Exhibit 10.5 to the Company's Form 10-SB, File No. 00-24881, filed
         September 15, 1998 and included herein by reference).
 10.6  Form of Pennaco Energy, Inc. Incentive Stock Option Agreement (filed as
         Exhibit 10.6 to the Company's Form 10-SB, File No. 00-24881, filed
         September 15, 1998 and included herein by reference).
 10.7  Form of Pennaco Energy, Inc. Non-Statutory Stock Option Agreement (filed as Exhibit 10.7 to the Company's Form 10-SB, File No. 00-24881, filed
         September 15, 1998 and included herein by reference).
 10.8  Employment Agreement dated June 10, 1998 between Pennaco Energy, Inc. and
         Paul M. Rady (filed as Exhibit 10.8 to the Company's Form 10-SB, File
         No. 00-24881, filed September 15, 1998 and included herein by reference).
 10.9  Employment Agreement dated July 2, 1998 between Pennaco Energy, Inc. and
         Glen C. Warren, Jr. (filed as Exhibit 10.9 to the Company's Form 10-SB,
         File No. 00-24881, filed September 15, 1998 and included herein by reference).
 10.10 Secured Promissory Note dated August 13, 1998 from Pennaco Energy, Inc. to
         Venture Capital Sourcing, SA (filed as Exhibit 10.10 to the Company's
         Form 10-SB/A File No. 00-24881, filed September 15, 1998 and included herein by reference).

EXHIBIT
 NO.   TITLE
------ --------------------------------------------------------------------------
 10.11 Second Amendment to Security Agreement dated August 13, 1998 between
         Pennaco Energy, Inc. and Venture Capital Sourcing, SA (filed as Exhibit
         10.11 to the Company's Form 10-SB/A File No. 00-24881, filed September
         15, 1998 and included herein by reference).
 10.12 Purchase and Sale Agreement between Pennaco Energy, Inc., as Seller and
         CMS Oil and Gas Company, as Buyer, dated October 23, 1998 (filed as
         Exhibit 10.12 to the Company's Form 10-SB, File No. 00-24881, filed
         September 15, 1998 and included herein by reference).
 10.13 Secured Promissory Note dated October 23, 1998 from Pennaco Energy, Inc.
         to CMS Oil and Gas Company (filed as Exhibit 10.13 to the Company's Form
         10-SB, File No. 00-24881, filed November 24, 1998 and included herein by reference).
 10.14 Sublease Agreement dated October 23, 1998 between Pennaco Energy, Inc. and
         Evansgroup, Inc. (filed as Exhibit 10.14 to the Company's Form 10-SB/A
         File No. 00-24881 filed December 22, 1998 and included here by reference).
 10.15 Agreement Regarding the Drilling of Coal Bed Methane Wells (filed as
         Exhibit 10.15 to the Company's Form 10-SB/A File No. 00-24881, filed
         December 22, 1998 and included herein by reference).
 10.16 First Amendment to Purchase and Sale Agreement dated November 20, 1998
         (filed as Exhibit 10.16 to the Company's Form 10-SB/A File No. 00-24881,
         filed January 28, 1999 and included herein by reference).
 10.17 Second Amendment to Purchase and Sale Agreement dated January 15, 1999
         (filed as Exhibit 10.17 to the Company's Form 10-SB/A File No. 00-24881,
         filed January 28, 1999 and included herein by reference).
+10.18 Gas Gathering Agreement between Bear Paw Energy, Inc. and Pennaco Energy,
         Inc. dated February 1, 1999. (Portions of this Gas Gathering Agreement have been omitted based upon a request for confidential treatment.
         Additionally, the omitted portions have been filed with the SEC.)
+10.19 Gas Gathering Agreement between CMS Continental Natural Gas, Inc. and
         Pennaco Energy, Inc. dated March 1, 1999. (Portions of this Gas
         Gathering Agreement have been omitted based upon a request for confidential treatment. Additionally, the omitted portions have been filed with the SEC.)
+10.20 Gas Purchase Agreement between Western Gas Resources, Inc. and Pennaco
         Energy, Inc. dated April 1, 1999. (Portions of this Gas Purchase
         Agreement have been omitted based upon a request for confidential treatment. Additionally, the omitted portions have been filed with the
         SEC.)
+10.21 Base Contract for Short-Term Sale and Purchase of Natural Gas between
         Pennaco Energy, Inc. and Interenergy Resources Corporation dated April
         1, 1999. (Portions of this Base Contract for Short-Term Sale and
         Purchase of Natural Gas have been omitted based upon a request for confidential treatment. Additionally, the omitted portions have been filed with the SEC.)
+10.22 Gas Sales and Purchase Agreement between Montana--Dakota Utilities Co. and
         Pennaco Energy, Inc. dated March 1, 1999. (Portions of this Gas Sales and Purchase Agreement have been omitted based upon a request for confidential treatment. Additionally, the omitted portions have been filed with the SEC.)
*23.1  Consent of KPMG LLP
+23.2  Consent of Gibson, Haglund & Johnson (included in Exhibit 5.1)
+23.3  Consent of Hanifen Imhoff, Inc.
*23.4  Consent of Ryder Scott Company

EXHIBIT
 NO.   TITLE
------ --------------------------------------------------------------------------
+24.1  Power of Attorney

------------------------

+  Previously Filed

*   Filed Herewith

ITEM 28.  UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any additional or changed material information on the plan of distribution.

    (2) that, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.


    (3) that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereto.

                                   SIGNATURES


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM SB-2 AND HAS DULY CAUSED THIS AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, TO THE CITY OF DENVER, STATE OF COLORADO, ON THE 3RD DAY OF AUGUST, 1999.


                                PENNACO ENERGY, INC.

                                By:               /s/ PAUL M. RADY
                                     -----------------------------------------
                                                    Paul M. Rady
                                              CHIEF EXECUTIVE OFFICER,
                                              PRESIDENT, AND DIRECTOR


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON AUGUST 3, 1999 IN THE CAPACITIES INDICATED.


             NAME                         TITLE
------------------------------  --------------------------

              *
------------------------------  Chairman of the Board of
      Jeffrey L. Taylor           Directors

       /s/ PAUL M. RADY
------------------------------  President, Chief Executive
         Paul M. Rady             Officer, and Director

                                Chief Financial Officer,
              *                   Executive Vice
------------------------------    President, and Director
     Glen C. Warren, Jr.          (Principal Financial and
                                  Accounting Officer)

              *
------------------------------  Vice President, Legal,
      Gregory V. Gibson           Secretary, and Director

              *
------------------------------  Director
        David W. Lanza

*By:   /s/ GLEN C. WARREN, JR.
      -------------------------
        Glen C. Warren, Jr.,
      Pursuant to a
      power-of-attorney filed
      with the Registration
      Statement on Form SB-2
      (333-68317) on
      December 3, 1998.

                                 EXHIBIT INDEX

EXHIBIT
 NO.   TITLE
------ --------------------------------------------------------------------------
  3.1  Articles of Incorporation (filed as Exhibit 3.1 to the Company's Form
         10-SB File No. 00-24881, filed September 15, 1998 and included herein by reference).
  3.2  Bylaws (filed as Exhibit 3.2 to the Company's Form 10-SB, File No.
         00-24881, filed September 15, 1998 and included herein by reference).
 +4.1  Form of Warrant
 +5.1  Opinion of Gibson, Haglund & Johnson
 10.1  Mineral Lease Purchase Agreement dated February 23, 1998 between High
         Plains Associates, Inc. and Pennaco Energy, Inc. (filed as Exhibit 10.1 to the Company's Form 10-SB/A File No. 00-24881, filed September 15,
         1998 and included herein by reference).
 10.2  Letter Agreement dated January 23, 1998 between High Plains Associates,
         Inc. and Taylor Oil Properties (filed as Exhibit 10.2 to the Company's
         Form 10-SB/A File No. 00-24881, filed September 15, 1998 and included herein by reference).
 10.3  Assignment of Option and Exercise of Option dated March 6, 1998 between
         High Plains Associates, Inc. and Pennaco Energy, Inc. (filed as Exhibit
         10.3 to the Company's Form 10-SB/A File No. 00-24881, filed September
         15, 1998 and included herein by reference).
 10.4  Agreement dated March 6, 1998 between High Plains Associates, Inc. and
         Pennaco Energy, Inc. (filed as Exhinbit 10.4 to the Company's Form
         10-SB/A File No. 00-24881, filed September 15, 1998 and included herein by reference).
 10.5  Pennaco Energy, Inc. 1998 Stock Option and Incentive Plan (filed as
         Exhibit 10.5 to the Company's Form 10-SB, File No. 00-24881, filed
         September 15, 1998 and included herein by reference).
 10.6  Form of Pennaco Energy, Inc. Incentive Stock Option Agreement (filed as
         Exhibit 10.6 to the Company's Form 10-SB, File No. 00-24881, filed
         September 15, 1998 and included herein by reference).
 10.7  Form of Pennaco Energy, Inc. Non-Statutory Stock Option Agreement (filed as Exhibit 10.7 to the Company's Form 10-SB, File No. 00-24881, filed
         September 15, 1998 and included herein by reference).
 10.8  Employment Agreement dated June 10, 1998 between Pennaco Energy, Inc. and
         Paul M. Rady (filed as Exhibit 10.8 to the Company's Form 10-SB, File
         No. 00-24881, filed September 15, 1998 and included herein by reference).
 10.9  Employment Agreement dated July 2, 1998 between Pennaco Energy, Inc. and
         Glen C. Warren, Jr. (filed as Exhibit 10.9 to the Company's Form 10-SB,
         File No. 00-24881, filed September 15, 1998 and included herein by reference).
 10.10 Secured Promissory Note dated August 13, 1998 from Pennaco Energy, Inc. to
         Venture Capital Sourcing, SA (filed as Exhibit 10.10 to the Company's
         Form 10-SB/A File No. 00-24881, filed September 15, 1998 and included herein by reference).
 10.11 Second Amendment to Security Agreement dated August 13, 1998 between
         Pennaco Energy, Inc. and Venture Capital Sourcing, SA (filed as Exhibit
         10.11 to the Company's Form 10-SB/A File No. 00-24881, filed September
         15, 1998 and included herein by reference).
 10.12 Purchase and Sale Agreement between Pennaco Energy, Inc., as Seller and
         CMS Oil and Gas Company, as Buyer, dated October 23, 1998 (filed as
         Exhibit 10.12 to the Company's Form 10-SB, File No. 00-24881, filed
         September 15, 1998 and included herein by reference).
 10.13 Secured Promissory Note dated October 23, 1998 from Pennaco Energy, Inc.
         to CMS Oil and Gas Company (filed as Exhibit 10.13 to the Company's Form
         10-SB, File No. 00-24881, filed November 24, 1998 and included herein by reference).

EXHIBIT
 NO.   TITLE
------ --------------------------------------------------------------------------
 10.14 Sublease Agreement dated October 23, 1998 between Pennaco Energy, Inc. and
         Evansgroup, Inc. (filed as Exhibit 10.14 to the Company's Form 10-SB/A
         File No. 00-24881 filed December 22, 1998 and included here by reference).
 10.15 Agreement Regarding the Drilling of Coal Bed Methane Wells (filed as
         Exhibit 10.15 to the Company's Form 10-SB/A File No. 00-24881, filed
         December 22, 1998 and included herein by reference).
 10.16 First Amendment to Purchase and Sale Agreement dated November 20, 1998
         (filed as Exhibit 10.16 to the Company's Form 10-SB/A File No. 00-24881,
         filed January 28, 1999 and included herein by reference).
 10.17 Second Amendment to Purchase and Sale Agreement dated January 15, 1999
         (filed as Exhibit 10.17 to the Company's Form 10-SB/A File No. 00-24881,
         filed January 28, 1999 and included herein by reference).
+10.18 Gas Gathering Agreement between Bear Paw Energy, Inc. and Pennaco Energy,
         Inc. dated February 1, 1999. (Portions of this Gas Gathering Agreement have been omitted based upon a request for confidential treatment.
         Additionally, the omitted portions have been filed with the SEC.)
+10.19 Gas Gathering Agreement between CMS Continental Natural Gas, Inc. and
         Pennaco Energy, Inc. dated March 1, 1999. (Portions of this Gas
         Gathering Agreement have been omitted based upon a request for confidential treatment. Additionally, the omitted portions have been filed with the SEC.)
+10.20 Gas Purchase Agreement between Western Gas Resources, Inc. and Pennaco
         Energy, Inc. dated April 1, 1999. (Portions of this Gas Purchase
         Agreement have been omitted based upon a request for confidential treatment. Additionally, the omitted portions have been filed with the
         SEC.)
+10.21 Base Contract for Short-Term Sale and Purchase of Natural Gas between
         Pennaco Energy, Inc. and Interenergy Resources Corporation dated April
         1, 1999. (Portions of this Base Contract for Short-Term Sale and
         Purchase of Natural Gas have been omitted based upon a request for confidential treatment. Additionally, the omitted portions have been filed with the SEC.)
+10.22 Gas Sales and Purchase Agreement between Montana--Dakota Utilities Co. and
         Pennaco Energy, Inc. dated March 1, 1999. (Portions of this Gas Sales and Purchase Agreement have been omitted based upon a request for confidential treatment. Additionally, the omitted portions have been filed with the SEC.)
*23.1  Consent of KPMG LLP
+23.2  Consent of Gibson, Haglund & Johnson (included in Exhibit 5.1)
+23.3  Consent of Hanifen Imhoff, Inc.
*23.4  Consent of Ryder Scott Company
+24.1  Power of Attorney


------------------------

+  Previously Filed

*   Filed Herewith